Exhibit 10.1

LEASE

HC HORNET WAY, LLC,
a Delaware limited liability company

as Landlord,

and

BEYOND MEAT, INC.,
a Delaware corporation

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the "Summary"). This Summary is hereby incorporated into and made a part of the attached Lease (this Summary and the Lease to be known collectively as the “Lease”) which pertains to that certain building located at 888 Douglas Street, El Segundo, California 90245. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any initially-capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

1. Date:	January 14, 2021

2. Landlord:	HC Hornet Way, LLC, a Delaware limited liability company

3. Address of Landlord (Article 27): with a copy to:
c/o Hackman Capital Partners, LLC
4060 Ince Boulevard
Culver City, California 90232
Attention: General Counsel
E-Mail: biloulian@hackmancapital.com

Elkins Kalt Weintraub Reuben Gartside LLP
10345 W. Olympic Boulevard
Los Angeles, California 90064
Attention: John A. Rosenfeld
E-mail: JRosenfeld@elkinskalt.com

4. Tenant:	Beyond Meat, Inc., a Delaware corporation.

(ii)

5. Address of Tenant (Article 27): with a copy to: and to: and to: with a copy to: and to: and to:
Prior to the Rent Commencement Date (defined below):

119 Standard Street
El Segundo, California 90245
Attention: Chief Financial Officer
E-Mail: mnelson@beyondmeat.com

119 Standard Street
El Segundo, California 90245
Attention: General Counsel
E-Mail: twitteman@beyondmeat.com

Latham & Watkins LLP
330 N. Wabash Street, Suite 2800
Chicago, Illinois 60611
Attention: Cathy Birkeland
E-Mail: cathy.birkeland@lw.com

Latham & Watkins LLP
330 N. Wabash Street, Suite 2800
Chicago, Illinois 60611
Attention: Robert Fernandez
E-Mail: robert.fernandez@lw.com

After the Rent Commencement Date:

The Premises
Attention: Chief Financial Officer
E-mail: mnelson@beyondmeat.com

The Premises
Attention: General Counsel
E-Mail: twitteman@beyondmeat.com

Latham & Watkins LLP
330 N. Wabash Street, Suite 2800
Chicago, Illinois 60611
Attention: Cathy Birkeland
E-Mail: cathy.birkeland@lw.com

Latham & Watkins LLP
330 N. Wabash Street, Suite 2800
Chicago, Illinois 60611
Attention: Robert Fernandez
E-Mail: robert.fernandez@lw.com

(iii)

6. Premises (Article 1):
Suites A, B, C, D, E and G in the Building, consisting of approximately 281,110 rentable square feet of space. The portion of the Premises shown on Exhibit A-1 is sometimes referred to as “Phase I-A”, consisting of approximately 70,000 rentable square feet of space; the portion of the Premises shown on Exhibit A-2 is sometimes referred to as “Phase I-B”, consisting of approximately 59,081 rentable square feet of space; the portion of the Premises shown on Exhibit A-3 is sometimes referred to as “Phase II-A”, consisting of approximately 60,716 rentable square feet of space; the portion of the Premises shown on Exhibit A-4 is sometimes referred to as “Phase II-B” (Phase II-A and Phase II-B are collectively referred to as “Phase II”), consisting of approximately 32,762 rentable square feet of space and the portion of the Premises shown on Exhibit A-5 is sometimes referred to as “Phase III”, consisting of approximately 58,551 rentable square feet of space. Phase I-A, Phase I-B, Phase II-A, Phase II-B and Phase III are sometimes individually referred to as a “Phase” and collectively as “Phases”.

7. Term (Article 2):

7.1 Initial Lease Term:	Twelve (12) years commencing on the Rent Commencement Date.

7.2 Rent Commencement Date:
Subject to adjustment as provided in Exhibit B, the earlier of (i) two hundred ten (210) days following the BSC Completion Date (defined below), or (ii) the date Tenant occupies any portion of the Premises (other than Phase I-A) for the purpose of conducting business operations therein.

(iv)

7.3 BSC Completion Date:
The date Landlord causes the Premises to be in the BSC Completion Condition (defined below). The BSC Completion Date shall not occur until (i) Substantial Completion of Landlord’s Work (defined below) has been achieved, and, (ii) the Premises is in broom clean condition (except to the extent construction of Tenant Improvements in Phase I-A has commenced) and free of all tenancies and personal property, ready for construction of the Tenant Improvements (defined below), each as reasonably verified by Landlord and Tenant upon a mutual walk-through inspection (collectively, the “BSC Completion Condition”). Notwithstanding anything in the preceding sentence to the contrary, the BSC Completion Condition also shall encompass the Substantial Completion of Landlord’s Work in all Common Areas. Subject to Force Majeure Delays and Tenant Delays (each as defined below), Landlord will use good faith efforts to cause the BSC Completion Date to occur no earlier than February 1, 2021, and no later than May 1, 2021 (the “Outside BSC Completion Date”). Landlord shall give ten (10) days’ prior Notice (as defined below) to Tenant, setting forth the anticipated BSC Completion Date.

7.4 Phased Premises Delivery Dates:
The dates on which Landlord causes each applicable Phase of the Premises to be delivered to Tenant Ready for Occupancy (as defined below). Subject to Force Majeure Delays and Tenant Delays (each as defined below), Landlord shall deliver the Phases of the Premises Ready for Occupancy pursuant to the following schedule:

Phase I-A: the date the Tenant Improvements in Phase I-A are Ready for Occupancy, but not later than the Rent Commencement Date (the “Phase I-A Delivery Date”);

Phase I-B: the date the Tenant Improvements in Phase I-B are Ready for Occupancy, but not earlier than the Phase I-B Determination Date (defined below) (the “Phase I-B Delivery Date”);

Phase II: the date the Tenant Improvements in Phase II are Ready for Occupancy, but not earlier than the Phase II Determination Date (defined below) (the “Phase II Delivery Date”); and

Phase III: the date the Tenant Improvements in Phase III are Ready for Occupancy, but not earlier than Phase III Determination Date (defined below) (the “Phase III Delivery Date”).

The Phase I-A Delivery Date, the Phase I-B Delivery Date, the Phase II Delivery Date, and the Phase III Delivery Date each shall be referred to herein, as the context may require, as a “Delivery Date”.

(v)

7.5 Lease Expiration Date:	The last day of the calendar month in which the day prior to the 144th monthly anniversary of the Rent Commencement Date occurs.

8. Base Rent (Article 3):
Months of Initial Lease Term	Monthly Installment of Base Rent	Monthly Base Rental Rate
1 through 12	$ 0.00	$3.70
13 through 19	$ 491,927.69	$3.81
20 through 24	$ 848,172.35	$3.81
25	$ 873,617.52	$3.93
26 through 36	$ 1,103,449.52	$3.93
37 through 48	$ 1,136,553.00	$4.04
49 through 60	$ 1,170,649.59	$4.16
31 through 72	$ 1,205,769.08	$4.29
73 through 84	$ 1,241,942.15	$4.42
85 through 96	$ 1,279,200.42	$4.55
97 through 108	$ 1,317,576.43	$4.69
109 through 120	$ 1,357,103.72	$4.83
121 through 132	$ 1,397,816.83	$4.97
133 through 144	$ 1,439,751.34	$5.12

(vi)

9. Tenant’s Share of Direct Expenses (Article 4):
Prior to the Rent Commencement Date:    0%.

Months 1-19 of the Initial Lease Term:    33.18% (based on approximately 129,081 rentable square feet in Phase I-A and Phase I-B divided by approximately 388,989 rentable square feet in the Building).

Months 20-25 of the Initial Lease Term:    57.21% (based on approximately 222,559 rentable square feet in the Phase I-A, Phase I-B and Phase II divided by approximately 388,989 rentable square feet in the Building).

Months 26-144 of the Initial Lease Term:    72.27% (based on approximately 281,110 rentable square feet in the Premises divided by approximately 388,989 rentable square feet in the Building).

The foregoing schedule is based on the Phase II-A Determination Date and the Phase II-B Determination Date not occurring until the first day of Month 20 of the Initial Lease Term, and the Phase III Determination Date not occurring until the first day of Month 26 of the Initial Lease Term. However, if either the Phase II-A Determination Date or Phase II-B Determination Date occurs prior the first day of Month 20 of the Initial Lease Term, or if the Phase III Determination Date occurs prior to the first day of Month 26 of the Initial Lease Term, Tenant shall pay Tenant’s Share of Direct Expenses attributable to such Phase(s) from and after the applicable Determination Date.

At all times during the Lease Term, Tenant’s Share in any Building shall equal the quotient derived when the rentable area of the applicable portion of the Premises located within such Building is divided by the rentable area of such Building.

The “Building’s Allocable Share” shall mean, as of the BSC Completion Date, 96.526% (based on approximately 388,989 rentable square feet in the Building divided by approximately 402,989 rentable square feet in the Project). At all times during the Lease Term, the Building’s Allocable Share shall equal the quotient derived when the rentable area of the Building is divided by the rentable area of all of the Buildings in the Project.

(vii)

10. Occupancy Expenses and Parking Charges (Articles 6 and 26):
For Phase I-A, Tenant shall pay parking charges attributable to such Phase, and for utilities, janitorial expenses and other expenses attributable to its occupancy, for which it shall contract directly, beginning on the Phase I-A Delivery Date.

For Phase I-B, beginning on the date (the “Phase I-B Determination Date”) which is the earlier of the date Tenant occupies Phase I-B for business purposes or the date which is two hundred ten (210) days after the BSC Completion Date, Tenant shall pay parking charges attributable to Phase I-B, and shall pay for utilities, janitorial expenses and other expenses directly attributable to its occupancy, for which it shall contract directly.

For Phase II-A, beginning on the date (the “Phase II-A Determination Date”) which is the earlier of the date Tenant occupies any portion of Phase II-A for business purposes or the first day of the twentieth (20th) month of the Initial Lease Term, Tenant shall pay for utilities, janitorial expenses and other expenses directly attributable to its occupancy, for which it shall contract directly, as well as parking charges attributable to such Phase; provided that prior to the twentieth (20th) month of the Initial Lease Term, Tenant’s obligation to pay parking charges attributable to Phase II-A shall be based on its actual use of parking attributable to such Phase (rather than automatically being charged for the full allocation of parking attributable to Phase II).

For Phase II-B, beginning on the date (the “Phase II-B Determination Date”) which is the earlier of the date Tenant occupies any portion of Phase II-B for business purposes or the first day of the twentieth (20th) month of the Initial Lease Term, Tenant shall pay for utilities, janitorial expenses and other expenses directly attributable to its occupancy, for which it shall contract directly, as well as parking charges attributable to such Phase; provided that prior to the twentieth (20th) month of the Initial Lease Term, Tenant’s obligation to pay parking charges attributable to Phase II-B shall be based on its actual use of parking attributable to such Phase (rather than automatically being charged for the full allocation of parking attributable to Phase II).

For Phase III, beginning on the date (the “Phase III Determination Date”) which is the earlier of the date Tenant occupies any portion of Phase III for business purposes or the first day of the twenty-sixth (26th) month of the Initial Lease Term, Tenant shall pay for utilities, janitorial expenses and other expenses directly attributable to its occupancy, for which it shall contract directly, as well as parking charges attributable to such Phase; provided that prior to the twenty-sixth (26th) month of the Initial Lease Term, Tenant’s obligation to pay parking charges attributable to Phase III shall be based on its actual use of parking attributable to such Phase (rather than automatically being charged for the full allocation of parking attributable to Phase III).

11. Use (Article 5):	General office, storage, warehousing, lab, food manufacturing, food processing, and distribution (including food distribution) and any other lawful purposes ancillary to the foregoing.

12. Brokers (Article 27):	JLL (representing Tenant), and CBRE and Newmark Knight Grubb Frank (collectively representing Landlord).

(viii)

1.PROJECT, BUILDING AND PREMISES	1
2. INITIAL LEASE TERM; OPTION TERMS	4
3. BASE RENT	6
4. ADDITIONAL RENT	6
5. USE OF PREMISES	14
6. SERVICES AND UTILITIES	15
7. REPAIRS	16
8. ADDITIONS AND ALTERATIONS	17
9. COVENANT AGAINST LIENS	19
10. INSURANCE	19
11. DAMAGE AND DESTRUCTION	20
12. NONWAIVER	21
13. CONDEMNATION	22
14. ASSIGNMENT AND SUBLETTING	22
15. OWNERSHIP AND REMOVAL OF TRADE FIXTURES	24
16. HOLDING OVER	25
17. ESTOPPEL CERTIFICATES	25
18. SUBORDINATION	25
19. DEFAULTS; REMEDIES	26
20. FORCE MAJEURE	28
21. SECURITY DEPOSIT; LETTER OF CREDIT	29
22. SIGNS	30
23. COMPLIANCE WITH LAW	31
24. LATE CHARGES	31
25. LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	31
26. ENTRY BY LANDLORD	32
27. TENANT PARKING	32
28. MISCELLANEOUS PROVISIONS	33

EXHIBITS
A    OUTLINE OF PREMISES
A-1    PHASE I-A
A-2    PHASE I-B
A-3    PHASE II-A
A-4    PHASE II-B
A-5    PHASE III
A-6    BUILDING AND PROJECT
B    WORK LETTER
C    NOTICE OF LEASE TERM DATES
D    RULES AND REGULATIONS
E    TENANT ESTOPPEL CERTIFICATE
F    FORM OF LETTER OF CREDIT
G    ESTIMATED INITIAL DIRECT EXPENSES
H    TENANT’S SIGNAGE
I     COMPETITORS
J    FORM OF SNDA
K    FORM OF ACCESS AGREEMENT
L    RESERVED PARKING AREAS

(ix)

LEASE
This Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between HC Hornet Way, LLC, a Delaware limited liability company (“Landlord”), and Beyond Meat, Inc., a Delaware corporation (“Tenant”).
1.PROJECT, BUILDING AND PREMISES.
1.1    Project, Building and Premises.

(a)    Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises is located in the “Building”, as that term is defined in this Section 1. The Premises consists of a portion of the Building located at 888 N. Douglas Street, El Segundo, California 90245, as more particularly shown on Exhibit A attached hereto and incorporated herein by reference (the “Building”). The Building, the parking areas servicing the Building (the “Parking Facility”), any other buildings now or hereafter owned by Landlord or any affiliate of Landlord and situated on the Project (together with the Building, the “Buildings”), any outside plaza areas, the land and other improvements surrounding the Buildings which are designated from time to time by Landlord as “Common Areas”, as that term is defined below, appurtenant to or servicing the Buildings, and the land upon which any of the foregoing are now or may hereafter be situated, are herein sometimes collectively referred to as the “Project”. As of the BSC Completion Date, in addition to the Building, the Project shall contain one (1) additional Building containing approximately 14,000 rentable square feet. Tenant shall have the non-exclusive right to use and enjoy in common with other tenants of the Project those portions of the Project which are provided by Landlord for use in common by Tenant and any other tenants of the Project (the “Common Areas”). Provided that Tenant (and Tenant’s employees and invitees) continues to at all times enjoy access to the Premises and Parking Facilities without material interruption or interference, Landlord shall have the right, in Landlord’s sole discretion, from time to time: (a) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways; (b) to close temporarily any of the Common Areas for maintenance purposes; (c) to designate other land outside the boundaries of the Project to be a part of the Common Areas or the Project; (d) to add additional buildings and improvements to the Common Areas; (e) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and (f) to do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Landlord may, in the exercise of sound commercially reasonable business judgment, deem to be appropriate. Subject to the terms of this Lease, Landlord covenants that (i) Tenant shall have the right of access to the Premises twenty-four (24) hours per day, every day during the “Lease Term”, as that term is defined in Article 2 of this Lease, and (ii) Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Lease Term, in each case free from hindrance by Landlord or any person claiming by, through or under Landlord.
(b)    Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building except as specifically set forth in this Lease and the Work Letter.
1.2    Modifications to Landlord’s Work.
1.2.1    Mezzanine. On or before the BSC Completion Date, Tenant shall have the right to give Notice to Landlord instructing Landlord either to remove permanently or, subject to Landlord’s prior approval (not to be unreasonably withheld, conditioned or delayed) of the new location thereof, to relocate, up to 20,000 rentable square feet of mezzanine presently constructed or intended to be constructed by Landlord in the portion of the Premises located in Suites D and/or G. If Tenant elects for Landlord to remove mezzanine (the “Removed Mezzanine”), Landlord shall do so at Landlord’s sole cost and expense. If Tenant elects to require Landlord to relocate the mezzanine (the “Relocated Mezzanine”), Landlord shall do so at Tenant’s sole cost and expense (but, for the avoidance of doubt, in the relocation process, Landlord shall pay the cost to remove the existing mezzanine and Tenant shall only be obligated to pay the costs and expenses of constructing the relocated mezzanine). Notwithstanding anything in this Lease to the contrary, any relocation of Relocated Mezzanine or removal of Removed Mezzanine shall not change the area of the Premises for purposes of determining the rentable area of the Premises, the Rent, Tenant’s Share or the amount of the Tenant Improvement Allowance. The Removed Mezzanine shall be replaced by Tenant at the expiration or earlier termination of the Lease Term; provided that if Tenant extends the Lease Term beyond the Initial Lease Term for a period of five (5) years for all of Phases I-A, I-B, II and III (collectively, the “Original Premises”), and leases such Original Premises for the entirety of such five (5) year period, then Tenant shall not be required to replace the Removed Mezzanine. Any work by Landlord required to remove the Removed Mezzanine or to remove and install the Relocated Mezzanine shall be deemed to be outside the scope of Landlord’s Work (and not to be considered in determining the completion of Landlord’s Work or the calculation of the BSC Completion Date).
1.2.2    Reducing Scope of Landlord’s Work. Prior to completion of Landlord’s Work, Tenant shall have the right to give Notice to Landlord requesting that Landlord not complete certain then-uncompleted elements of Landlord’s Work, in which event Tenant shall receive a dollar-for-dollar credit, as an addition to the Tenant Improvement Allowance, equal to the reduction (if any) from Landlord’s contractor in the cost of Landlord’s Work attributable to not completing such elements.
1.3    Verification of Rentable Square Feet of Premises. Within sixty (60) days after BSC Completion Date, Landlord shall retain Stevenson Systems, Inc. (”Stevenson”) to verify the rentable square footage of the Premises and the Building, and Landlord shall provide the results of such remeasurement to Tenant. Any such remeasurement shall be determined in accordance with BOMA Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-2017 (the “BOMA Standard”), subject, if necessary, to the third sentence of Section 1.2.1. The parties acknowledge and agree that the BOMA Standard shall be interpreted in accordance with the methodology utilized in the Stevenson Report (defined below), a copy of which has been provided to Tenant. Notwithstanding anything contained herein to the contrary, in no event shall the remeasurement contemplated in this Section 1.3 result in an increase of the rentable square feet of the Premises of more than two percent (2%) in the aggregate of the area of the Premises set forth in the Stevenson report concerning the Building dated October 15, 2019 (the “Stevenson Report”), excluding any net square footage added to the Premises by Tenant. In the event that the rentable area of the Premises and/or Building shall change due to such verification, the rentable area of the Premises and/or Building shall be appropriately adjusted. In the event of any such adjustment, Tenant’s Share shall be modified as necessary retroactively to the Rent Commencement Date in accordance with such determination. In the event of any such adjustment to the rentable area of the Premises or Building, all amounts, percentages and figures appearing or referred to in this Lease based upon such rentable area (including, without limitation, the amount of the “Rent” and “Tenant’s Share”, as those terms are defined in this Lease) shall be modified in accordance with such determination, subject to the third sentence of Section 1.2.1. Tenant acknowledges that as of the date of this Lease, the area of the other Building in the Project totals an agreed 14,000 rentable square feet, which is not subject to remeasurement during the term of the occupancy thereof by Northrop Grumman Systems Corporation, a Delaware corporation, or its Affiliates.
1.4    Accessibility. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord hereby discloses to Tenant, in accordance with California Civil Code Section 1938, and Tenant hereby acknowledges that as of the date of this Lease, the Premises and the Building have not been inspected by a Certified Access Specialist (“CASp”), provided that the construction plans for Landlord’s Work in the Premises and the Building have been reviewed by a CASp, and promptly following the BSC Completion Date, Landlord shall have the Premises and the Building inspected by a CASp to determine whether Landlord’s Work within the Premises complies with all of the applicable construction-related accessibility standards under state law, and at no cost to Tenant shall make any repairs necessary to correct violations of construction-related accessibility standards applicable to Landlord’s Work within the Premises, and shall provide Tenant with a report from the CASp indicating that all construction-related accessibility standards under state law with respect to Landlord’s Work have been met. Solely with respect to the Tenant Improvements and any subsequent Alterations made by Tenant, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord, subject to Landlord’s commercially reasonable rules and requirements; (ii) Landlord shall have no obligation to perform any work or repairs identified in any such CASp inspection; and (iii) to the extent that any work, repairs, replacements, or improvements are recommended or required by the CASp (or otherwise required as a result of any such CASp inspection or anything done by Tenant in its use or occupancy of the Premises), then Tenant shall be required to perform the same at Tenant’s sole cost and expense (subject to the terms and conditions of Article 8 below, including Landlord’s right to approve of detailed plans and specifications in advance).

1.5    BSC Completion. Landlord covenants to cause the BSC Completion Date to occur on or before the Outside BSC Completion Date. To the extent Landlord fails to do so as a result of Tenant Delays, then the Outside BSC Completion Date shall be extended on a day-for-day basis and the BSC Completion Date shall be adjusted to be the date on which the BSC Completion Date would have occurred but for such Tenant Delays. To the extent Landlord fails to do so as a result of Force Majeure Delays, then the Outside BSC Completion Date shall be postponed on a day-for-day basis. If Landlord fails to cause the BSC Completion Date to occur by the Outside BSC Completion Date (as the same may be extended by Force Majeure Delays and/or Tenant Delays), then Tenant shall be entitled to Base Rent credits equal to one (1) day of Base Rent for each day of such delay. If Landlord fails cause the BSC Completion Date to occur by December 31, 2021 (as such date may be extended by Force Majeure Delays and/or Tenant Delays), then Tenant shall have the right to terminate this Lease, which termination shall be effective immediately upon written notice to Landlord, and neither party shall have any further rights or obligations hereunder except for such obligations that survive the expiration or termination of this Lease. As used herein, the term “Force Majeure Delay” shall mean delay resulting from matters described in Section 20 below. As used herein, the term “Tenant Delay” shall mean delay resulting from (i) interference by any Tenant Party with Substantial Completion of any aspect of Landlord’s Work; (ii) the negligence or intentional misconduct of Tenant or its employees, agents, contractors or invitees; or (iii) a breach of any of Tenant’s obligations under the Lease which, in each case, actually delays Landlord’s ability to achieve the BSC Completion Date. If Landlord contends that a Tenant Delay or a Force Majeure Delay has occurred, Landlord shall notify Tenant in writing of the event which constitutes such Tenant Delay and/or Force Majeure Delay, as applicable, within five (5) Business Days after the occurrence thereof.  The notice described in the preceding sentence shall be referred to as a “Landlord’s Delay Notice”.  Notwithstanding anything to the contrary in this Lease, Tenant Delay and Force Majeure Delay shall be deemed to commence as of the later of the actual onset of such delay or two (2) Business Days prior to the date of delivery of the Landlord’s Delay Notice with respect thereto, and shall end as of the date such delay ends, and Landlord may not claim that any such delay has occurred unless it has delivered a Landlord’s Delay Notice with respect thereto. In the case of continuing Tenant Delays or Force Majeure Delays, only one such notice from Landlord is necessary. Landlord shall give Tenant not less than ten (10) days’ prior Notice of the BSC Completion Date. In addition, Landlord covenants to use good faith commercially reasonable efforts to cause the Delivery Date with respect to each of Phase I-A, Phase I-B, Phase II and Phase III to occur at the times set forth in Section 7.4 of the Summary.
1.6    Landlord’s Reservation of Rights for Events. Subject to the last sentence of Section 1.1(a) above, Landlord expressly reserves the right, during Business Hours and at other reasonable times, to make use of the Common Areas of the Project, to conduct outdoor parties, promotions and other catered and non-catered events (including recording such events on film or other media), so long as (i) such events are not for (or for the benefit of) any of the Proscribed Transferees (defined below), (ii) such events do not have a material adverse impact on Tenant’s business operations in the Premises, (iii) the number of such events of 100 or more attendees does not exceed twelve (12) per calendar year, and (iv) recordings on film or other media do not include imagery of Tenant’s name, logo or other trademarks that would allow a viewer thereof to identify Tenant unless such imagery is removed from such recording, digitally or otherwise. Subject to the foregoing, in connection with any such events, Landlord shall have the right to erect temporary structures, to serve food and beverages, and to allow dancing and the playing of music. Landlord shall provide Tenant with not less than five (5) Business Days’ prior Notice of the date and time of any such events. Subject to the last sentence of Section 1.1(a) above, the foregoing restriction on the number of events (i.e., clause (iii) above) shall not apply to social gatherings organized by other tenants of the Project for their employees and guests, such as summer barbeques.

1.7    Rights of First Offer
1.7.1    Ongoing Right of First Offer. Provided (a) no Default has occurred and is continuing, and (b) Tenant has not assigned this Lease (other than to an Affiliate) and is not then subleasing more than 25% of the Premises (other than to an Affiliate), then (i) after the initial leasing thereof and prior to leasing the following space, other than to the then-current occupant thereof or its Affiliate: (A) Suite F-1 within the Building, totaling approximately 70,000 rentable square feet, (B) Suite F-2 within the Building, totaling approximately 38,000 rentable square feet, and (ii) prior to leasing the following space, other than to the then-current occupant thereof or its Affiliate: (C) the “Test-Cell” building within the Project presently totaling approximately 14,000 rentable square feet (provided that Landlord may elect to expand same), and (D) Buildings 203 and 204 (which are outside of and adjacent to the Project as of the date of this Lease), totaling approximately 186,612 rentable square feet (Suite F-1, Suite F-2, the “Test-Cell” building and Buildings 203 and 204 are collectively referred to as the “Ongoing ROFO Space”), Landlord shall first offer to lease such Ongoing ROFO Space to Tenant. Such offer shall be in writing and shall specify the date on which the applicable Ongoing ROFO Space is proposed to be included in the Premises, and shall set forth the Base Rent (the “First Offer Rent”) for the applicable Ongoing ROFO Space, and the other material business terms upon which Landlord is willing to lease the applicable Ongoing ROFO Space to Tenant (the “Offer Notice”).  If Tenant wishes to exercise Tenant’s right of first offer with respect to the entirety of the applicable Ongoing ROFO Space, then within fifteen (15) Business Days after delivery of the Offer Notice to Tenant, Tenant shall deliver to Landlord Notice of Tenant’s exercise of its right of first offer upon the terms and conditions contained in the Offer Notice. If Tenant does not exercise its right of first offer within such fifteen (15) Business Day period, then Landlord shall be free to lease the applicable Ongoing ROFO Space to anyone whom Landlord desires, subject to this Section 1.7.1. If within one hundred eighty (180) days after the date of Landlord’s Offer Notice, Landlord desires to lease the applicable Ongoing ROFO Space under a lease with a net effective rent that is less than ninety-five percent (95%) of the net effective rent provided in the Offer Notice, or if Landlord fails to enter into a lease agreement with respect to such Ongoing ROFO Space within one hundred eighty (180) days after the date of Landlord’s Offer Notice, then prior to leasing such Ongoing ROFO Space to a third party Landlord shall be obligated to deliver to Tenant another Offer Notice (a “Retender”), and Tenant shall have the right of first offer to accept same within ten (10) days of delivery of such Retender. If Tenant timely exercises Tenant’s right of first offer to lease such Ongoing ROFO Space, Landlord and Tenant shall within ten (10) Business Days thereafter execute an amendment to this Lease covering such Ongoing ROFO Space upon the terms and conditions set forth in the most recent Offer Notice.
1.7.2    Right of First Offer for Speculative Development Space. If Landlord begins construction of additional leasable space in the Project (other than by increasing the size of the “Test Cell” building) or outside of the Project and adjacent to Buildings 203 and 204 that it intends to offer for lease on the open market (as opposed to a “build to suit” or similar transaction for an identified user) (the “Spec Development Space”), then provided (1) no Default has occurred and is continuing, and (2) Tenant has not assigned this Lease (other than to an Affiliate) and is not then subleasing more than 25% of the Premises (other than to an Affiliate), then prior to leasing the Spec Development Space, Landlord shall first offer to lease the Spec Development Space to Tenant by way of an Offer Notice. Such Offer Notice shall specify the date on which the Spec Development Space is proposed to be included in the Premises, and shall set forth the First Offer Rent for the Spec Development Space and the other material business terms upon which Landlord is willing to lease the Spec Development Space to Tenant.  If Tenant wishes to exercise Tenant’s right of first offer with respect to the Spec Development Space identified in the Offer Notice, then within fifteen (15) Business Days after delivery of the Offer Notice to Tenant, Tenant shall deliver to Landlord Notice of Tenant’s exercise of its right of first offer upon the terms and conditions contained in the Offer Notice. If Tenant does not exercise its right of first offer within such fifteen (15) Business Day period, then Landlord shall be free to lease the Spec Development Space identified in the Offer Notice to anyone whom Landlord desires, subject to this Section 1.7.2. If within three hundred sixty five (365) days after the date of Landlord’s Offer Notice, Landlord desires to lease the Spec Development Space identified in the Offer Notice under a lease with a net effective rent that is less than ninety-five percent (95%) of the net effective rent provided in the Offer Notice, or if Landlord fails to lease the Spec Development Space identified in the Offer Notice within three hundred sixty five (365) days after the date of the Offer Notice, then prior to leasing such Spec Development Space to a third party Landlord shall be obligated to make a Retender, and Tenant shall have the right of first offer to accept same within ten (10) days of delivery of such Retender. If Tenant timely exercises Tenant’s right of first offer to lease such Spec Development Space, Landlord and Tenant shall within ten (10) Business Days thereafter execute an amendment to this Lease covering the Spec Development Space identified in the Offer Notice upon the terms and conditions set forth in the most recent Offer Notice. Tenant’s right with respect to any Spec Development Space for which an Offer Notice is given under this Section 1.7.2 is a one-time right and if not exercised following delivery of such Offer Notice (subject to Landlord’s obligation to make a Retender as and when required), shall be of no further force or effect.
1.8    Early Delivery of Phase I-A. Tenant has advised Landlord that it has an immediate occupancy requirement for Phase I-A. Landlord will work in good faith with Tenant as outlined in Exhibit B, using commercially reasonable efforts to cause Phase I-A to be Ready for Occupancy as soon as reasonably possible to allow Tenant to occupy Phase I-A and conduct business therefrom, which, prior to the Rent Commencement Date, Tenant shall be permitted to do without paying Base Rent and Direct Expenses attributable thereto; provided that, from and after the Phase I-A Delivery Date, (i) Tenant shall pay parking charges applicable to Phase I-A, and (ii) Tenant shall pay for utilities, janitorial, and other expenses directly attributable to its occupancy of Phase I-A, for which it shall contract and pay directly.
2.INITIAL LEASE TERM; OPTION TERMS.
2.1    Initial Lease Term. The Initial Lease Term shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Rent Commencement Date”) referred to in Section 7.2 of the Summary and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.5 of the Summary, unless sooner terminated or extended as hereinafter provided. The period between the Rent Commencement Date and the Lease Expiration Date is referred to as the “Initial Lease Term”. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term starting with the Rent Commencement Date, and “Lease Term” shall mean the Initial Lease Term, as same may be extended. At any time during the Lease Term, Landlord may deliver to Tenant a Notice of Lease Term dates in the form as set forth in Exhibit C, attached hereto, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof. The terms and provisions of this Lease shall be effective as of the date of this Lease, provided that, for clarity, regardless of the date Tenant actually occupies any of the Phases (but subject to any additional Base Rent abatement arising from Landlord’s unexcused failure to achieve the BSC Completion Condition by the Outside BSC Completion Date), (i) Tenant’s obligation to pay Base Rent for Phase I-A and Phase I-B shall commence on the first day of the thirteenth (13th) month of the Initial Lease Term (and Tenant’s obligation to pay Direct Expenses for Phases I-A and I-B shall commence on the Rent Commencement Date); (ii) Tenant’s obligation to pay Base Rent for Phase II shall commence on the first day of the twentieth (20th) month of the Initial Lease Term (and Tenant’s obligation to pay Direct Expenses for Phase II shall commence on the Phase II Determination Date); and (iii) Tenant’s obligation to pay Base Rent for Phase III shall commence on the first day of the twenty-sixth (26th) month of the Initial Lease Term (and its obligation to pay Direct Expenses for Phase III shall commence on the Phase III Determination Date).
2.2    Option Terms.

2.2.1    Option Rights. Landlord hereby grants to Tenant two (2) options to extend the Lease Term, each for a period of five (5) years (each, an “Option Term” and collectively, the “Option Terms”), which options shall be exercisable only by Notice delivered by Tenant to Landlord as provided below. Upon the proper exercise of an option to extend, the Lease Term, as it applies to the Premises, shall be extended for the applicable Option Term. Tenant may not exercise the option for the second Option Term without having timely exercised the option for the first Option Term.
2.2.2    Option Rent. The rent payable by Tenant during each Option Term (the “Option Rent”) shall be equal, initially, to the Fair Market Rent, and once determined, thereafter shall increase by three percent (3%) on each anniversary of the commencement of the Option Term, and shall remain at that adjusted rate until the next anniversary of the commencement of the Option Term, when it again shall increase. Fair Market Rent shall be mutually determined by Landlord and Tenant through the process of negotiation, if possible. Notwithstanding anything to the contrary contained herein, however, if for any reason Landlord and Tenant shall not agree in writing upon the Fair Market Rent with respect to the Option Term at least six (6) months prior to the commencement thereof, then the Fair Market Rent shall be determined by disinterested licensed real estate brokers having at least ten (10) years’ experience in the leasing of commercial real estate in the Greater Westside (as defined below) market area, one such broker to be designated by each of Landlord and Tenant. If either party shall fail to designate its broker by giving notice of the name of such broker to the other party within fifteen (15) days after receiving notice of the name of the other party’s broker, then the broker chosen by the other party shall determine the Fair Market Rent and his determination shall be final and conclusive. The brokers shall make their decisions within ten (10) Business Days of appointment. If the brokers designated by Landlord and Tenant shall disagree as to the Fair Market Rent, but if the difference between their estimates of Fair Market Rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the Fair Market Rent for purposes hereof. If the brokers designated by Landlord and Tenant shall disagree as to the amount of Fair Market Rent, and if their estimates of Fair Market Rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third broker meeting the qualifications set forth above, which third broker shall select one of the other two estimates, which estimate shall be the Fair Market Rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its broker, and if a third broker shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third broker. “Fair Market Rent,” as used in this Lease, shall be equal to the economic terms, at which tenants, as of the first day of the Extension Period, are leasing for a comparable term, non-renewal, non-equity creative office space of at least 200,000 square feet in the El Segundo and “Greater Westside” (i.e., West Los Angeles, Culver City, Santa Monica and Playa Vista) market area, from a willing, comparable landlord, at arm’s length, which comparable space is located in “Comparable Buildings” (i.e., of a similar age and quality considering any recent renovations or modernization, and floor plate size) in such area or, if such Comparable Buildings, or comparable space within Comparable Buildings, is not available, adjustments shall be made in the determination of Fair Market Rent to reflect the age and quality of the Premises (other than improvements paid for by Tenant outside of any improvement allowance provided by Landlord) as contrasted to other buildings used for comparison purposes), with similar amenities, taking into consideration size, location, floor level, proposed term of the lease, extent of services to be provided, the time that the particular rate under consideration became or is to become effective, the fact that the Premises is located in a campus environment, as well as the value of all tenant rights, concessions and inducements (including, but not limited to, expansion rights and protection from leasing to certain other tenants).
2.2.3    Exercise of Options. The options shall be exercised by Tenant, if at all, by Tenant delivering Notice (the “Exercise Notice”) to Landlord by the date (the “Exercise Deadline”) which is not less than twelve (12) months nor more than fifteen (15) months prior to the expiration of the Initial Lease Term or first Option Term, as applicable, exercising the option. The exercise notice shall identify the Renewal Premises (defined below) for which Tenant elects to extend the Lease Term. The term “Renewal Premises” shall mean all or such portions of the Premises as shall be specified by Tenant (in its sole discretion) in Tenant’s Exercise Notice (and in the absence of any such specific designation in the Exercise Notice, the Renewal Premises shall be the entire Premises); provided, however, that in all events, in order for the

Exercise Notice to be valid, (i) the Renewal Premises must contain at least the Original Premises, (ii) to the extent the Renewal Premises includes space in either or both of Building 203 or Building 204, it must include either one-half (divided along an axis running north-south through the middle of such Building) or all, but no other division, of Building 203, and either all or none of Building 204, and (iii) to the extent the Renewal Premises includes any Spec Development Space, such Spec Development Space must be in full-floor increments. The following conditions precedent shall apply to Tenant’s exercise of the options: (a) no Default shall exist at the time of Landlord’s receipt of such notice and at the expiration of the Lease Term or first Option Term, as applicable; and (b) the original Tenant named herein and/or any Permitted Transferee (defined below) is itself occupying not less than seventy-five percent (75%) of the Renewal Premises both at the time of giving the Exercise Notice and at the commencement of the Option Term. If Landlord shall receive notice of the exercise of the applicable option in the manner and within the time provided aforesaid, the Lease Term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord or Tenant, except as may be required in order to determine Base Rent as hereinafter provided. Except for the amount of Base Rent (which is to be determined as provided in Section 2.2.2 above), all the terms, covenants, conditions, provisions and agreements in the Lease contained shall be applicable to the Extension Period, except that there shall be no further options to extend the Lease Term after Tenant’s exercise of its options hereunder, nor shall Landlord be obligated to make or pay for any improvements to the Premises nor pay any inducement payments of any kind or nature. Landlord hereby reserves the right, exercisable by Landlord in its sole discretion, to waive (in writing) any condition precedent set forth in clauses (a) or (b) above. Time is of the essence with respect to the exercise of the options contained herein. Tenant shall not have the right to give any notice exercising such option after the expiration of the applicable time limitation set forth herein, and any notice given after such time limitation purporting to exercise any such option shall be void and of no force or effect.
3.BASE RENT. Tenant shall pay, without notice or demand, except as otherwise set forth in this Lease, to Landlord, in lawful money of the United States of America, rent (“Base Rent”), payable in monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each month during the Lease Term (as same may be extended) when Base Rent is payable, without any setoff or deduction whatsoever, except as otherwise set forth in this Lease. If the Rent Commencement Date or any rental payment date falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month's rental. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. All payments of Rent shall be made electronically (e.g., by automated clearing house payment or similar method) to such account or accounts as Landlord shall designate from time to time.

4.    ADDITIONAL RENT. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent “Tenant’s Share”, as that term is defined in Section 9 of the Summary above, of the annual “Direct Expenses”, as that term is defined in Section 4.1.1 below. The Base Rent and Additional Rent (as defined below) are herein collectively referred to as the “Rent”. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.1    Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.1.1    “Direct Expenses” shall mean Operating Expenses and Tax Expenses.
4.1.2    “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.1.3    “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year for the operation, management, maintenance, repair and replacement of the Project, including, but not limited to (i) the Building’s Allocable Share of (a) the cost of insurance for the Project carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease; (b) the cost of security for the Project; (c) the cost of management of the Project; (d) the cost of landscaping, relamping, and all supplies, labor, tools, equipment and materials used in the operation, repair and maintenance of the Common Areas; (e) the cost of operating, repairing and maintaining the Parking Facilities, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (f) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (g) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (h) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than just the Project, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project; (i) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (j) operation, repair, maintenance and replacement of all systems and equipment of the Building and components thereof; (k) maintenance and replacement of curbs and walkways, repair to the roof and re-roofing of the Building; (l) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Project; (m) the cost of capital maintenance, repairs and replacements (but not improvements) or other costs incurred in connection with the Building; provided, however, that any capital expenditure shall be amortized over its useful life as Landlord shall reasonably determine; (n) costs to repair and maintain the roof membranes of the Building; (o) costs incurred with the implementation and operation of a transportation system management program or similar program required by Law; and (p) costs of repair and maintenance of Project signage. Notwithstanding anything to the contrary contained in this Lease, Operating Expenses shall not include the following:
(1)costs, including marketing costs, legal fees, space planners’ fees, tenant improvement allowances, leasing concessions (rent abatement, lease take-over expenses, and the like), advertising, entertainment and promotional expenses, and brokerage fees, incurred in connection with the construction or development of the Project, and the leasing or subleasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, costs relating to maintenance and repair of any Common Areas of the Project or the Parking Facilities to the extent permitted by this Lease);
(2)depreciation, interest, and principal payments on mortgages and other debt costs, if any, penalties and interest, as well as points, finders’ fees, legal fees, commissions or other expenses incurred in connection with borrowed funds;
(3)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier (except that any deductible amounts or coinsurance payments under any insurance policy, other than earthquake insurance, shall not to exceed an aggregate of Two Hundred Fifty Thousand Dollars ($250,000.00) per Expense Year, and if Tenant requires Landlord to carry earthquake insurance pursuant to Section 11.7 below, such earthquake insurance deductible shall equal five percent (5%) of the replacement cost of the Project or portion thereof covered by such earthquake insurance per Expense Year, which shall be included within Operating Expenses) or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;
(4)any bad debt loss, rent loss or reserves for bad debts or rent loss;
(5)    costs associated with the operation of the business of the entity which constitutes the Landlord, as the same are distinguished from the costs of operation for the Project, including the costs of entity accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and property management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;
(6)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project, unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for the purpose of this Lease include wages and/or benefits attributable to personnel above the level of property manager;
(7)    amounts paid as ground rental for the Project by the Landlord;
(8)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;

(9)    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(10)    costs arising as a result of the release of Hazardous Materials (defined below) in or around the Project, including, without limitation, any costs incurred to comply with laws relating to the removal of Hazardous Materials (as defined below);
(11)    rent for any office space occupied by property management personnel to the extent (a) such space is used other than for management of the Project, or (b) such rent is in excess of market rates, or (c) the size of such space is not commercially reasonable for its intended purpose;
(12)    the cost of Landlord’s charitable or political contributions;
(13)    the cost of any magazine, newspaper, trade or other publication subscriptions;
(14)    any amount paid to Landlord or its subsidiaries or Affiliates (defined below) for supplies and/or services in the Project to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, unaffiliated third parties on a competitive basis;
(15)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(16)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to a Building which is used in providing janitorial or similar services to the Premises and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Premises;
(17)    costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
(18)    costs arising from the negligence or willful misconduct of Landlord Parties (as defined below) or any of their agents, employees, vendors, contractors, or providers of materials or services;
(19)    any compensation paid to clerks, attendants or other persons in commercial concessions (i.e., concessions for which a separate charge is imposed) operated by Landlord, its Affiliates, agents, vendors or contractors;
(20)    any flowers, gifts, balloons and the like provided to any person or entity whatsoever, including but not limited to Tenant, other tenants, employees, contractors, prospective tenants and agents;
(21)    any expense related to tenant newsletters, gifts, events or parties or the gifts for any holiday;
(22)    any costs incurred in connection with the original construction of the Project or subsequent reconfiguration, development, redevelopment or upgrade of any portion of the Project, other than preventative maintenance, repairs and required replacements (in contrast to alterations, additions, modifications or new improvements);
(23)    any costs of correcting defects in the design or construction of any of the Buildings, the Parking Facilities, the Common Areas or any other portion of the Project or the material used in the construction of any of the Buildings or Building systems (including latent defects), Parking Facilities, Common Areas or any other portion of the Project, provided that for the purposes of this clause, conditions (not occasioned by design or construction defects) resulting from ordinary wear and tear and use shall not be deemed defects;
(24)    reserves and sinking funds;
(25)    costs of capital repairs or replacements, except for costs of repairing or replacing Building systems and improvements, and the Common Areas, if necessary, in each case which (i) are reasonably anticipated to improve the operating efficiency of the Buildings or Common Areas, as applicable and are intended (at the time of installation) to achieve Operating Expense savings in excess of the installation costs over a period of not more than five (5) years, (ii) solely after expiration of the first five (5) years of the Initial Lease Term are required to replace original equipment or improvements, provided such replacements are with like kind equipment or improvements, (iii) are required by laws enacted or imposed after the BSC Completion Date, provided that the costs of any capital repairs or replacements that are permitted to be included in Operating Expenses shall be amortized in equal monthly installments over their useful lives in accordance with generally accepted accounting principles, consistently applied, or (iv) any cost incurred that is considered recurring, routine maintenance (e.g., painting of the Common Area and replacement of Common Area carpet);
(26)    any expenses or costs associated with bringing the Building or any portion of the Project in compliance with current interpretation of any local, State or Federal law or code, ordinance, statute or other law, such as The Americans with Disabilities Act (except as expressly provided above with respect to capital expenditures) in effect as of the BSC Completion Date, including penalties or damages incurred due to non-compliance and any costs to convert or upgrade any existing machinery or building equipment to meet any local, State or Federal environmental codes or requirements in effect as of the BSC Completion Date;
(27)    costs of repairs or other work necessitated by fire, windstorm or other casualty (other than a commercially reasonable deductible) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain;
(28)    the cost of insurance coverages not required to be carried by Landlord’s lender, other than earthquake insurance if Landlord elects or Tenant requests Landlord to carry such coverage;
(29)    insurance deductibles and co-insurance payments aggregating in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) per occurrence and deductible amounts under earthquake insurance aggregating in excess of five percent (5%) of the replacement cost of the Project or portion thereof covered by such earthquake insurance per Expense Year;
(30)    interest or penalties due to the late payment of taxes, utility bills or other costs;
(31)    any amount paid to an owners’ association of which the Premises is a part or paid in connection with any covenants, conditions, and restrictions or other title matters affecting the Premises if such costs would be excluded from Operating Expenses pursuant to other provisions of this Section 4.1.3;
(32)    the costs, including fines, penalties, and legal fees incurred, due to violations by any Landlord Party (as defined below), or any other tenant or occupant of the Project of Law, the terms and conditions of any lease pertaining to the Project, or any other contract, or title matters;
(33)    the cost of any action that is specifically Landlord’s expense under this Lease or any costs for which Landlord is required to pay or reimburse Tenant (including the cost of any repairs or replacements covered by Landlord’s express warranties set forth in this Lease);
(34)    the cost of utility installation for any other tenants, separate metering for any other tenants and/or tap-in charges for adding tenants, or the cost of any utilities for which Tenant or any other tenant directly contracts with a third-party therefor;
(35)    rates paid on service or other contracts to the extent the cost thereof materially exceeds average market costs for such services of comparable Class A quality in comparable buildings and any material termination fees related to any such contracts;
(36)    except where Tenant requests Landlord to contest Tax Expenses, costs incurred in contesting Tax Expenses (as defined below) or applicable laws except to the extent the costs do not exceed the resulting savings;
(37)    property management fees in excess of two and one-half percent (2.5%) of Rent;
(38)    the cost of providing any type or level of service or benefit that exceeds the type or level of service or benefit that Landlord makes available to Tenant hereunder;
(39)    any expenses incurred by Landlord for the use of any portions of the Project to accommodate events including, but not limited to, shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, advertising and other costs beyond the normal expenses otherwise attributable to providing Project services, such as lighting and HVAC to such public portions of the Project in normal operations during standard hours of operation;

(40)    costs and expenses of the operation of any valet parking services at the Project and the Parking Facilities (but such exclusion shall not prevent Landlord from recovering other costs for operation, maintenance and repair of the Parking Facilities to the extent permitted by this Section 4.1.3);
(41)    any expenses incurred by Landlord in connection with any installation, repair, maintenance and/or replacement of any of Landlord’s Roof Equipment, unless Building tenants are the beneficiaries thereof (e.g., electricity generated by solar panels); and
(42)    any items that Landlord is obligated to repair pursuant to the terms of this Lease and are expressly stated to be done at the sole expense of Landlord.
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. Any Operating Expenses that are specifically attributable to the Premises, the Building or to any other premises or building in the Project or to the operation, repair and maintenance thereof, shall be allocated entirely to the Premises, the Building or such other premises or building in the Project, as applicable. However, any Operating Expenses that are not specifically attributable to any premises or building or to the operation, repair and maintenance thereof shall be equitably allocated by Landlord, in its commercially reasonable discretion, among the various elements of the Project, based upon the relative benefits to each such element. Any Operating Expenses that are attributable to the Common Areas shall be equitably allocated by Landlord, in its commercially reasonable discretion, among the various elements of the Project, based upon the relative benefits to each such element.
Landlord will not collect or be entitled to collect more than one hundred percent (100%) of the Operating Expenses actually paid, including after taking into account any cash discounts, trade discounts, or quantity discounts received by Landlord in the purchase of any goods, utilities, or services in connection with the operation, management, maintenance, repair or replacement of any of the Buildings or Project, as applicable, in any Expense Year. Furthermore, Tenant shall not be obligated to pay for Controllable Operating Expenses in any year after the initial Lease Year to the extent Tenant’s Share of Controllable Operating Expenses for such year exceeds one hundred five percent (105%) of the Controllable Operating Expenses payable by Tenant for the immediately preceding Lease Year. For purposes of this Section 4.1.3, “Controllable Operating Expenses” shall mean all Operating Expenses as set forth in this Section 4, except for utility costs, insurance premiums, costs of services provided under a union contract, costs to comply with applicable laws, costs resulting from the expiration of a warranty, amortization of capital costs permitted to be included in Operating Expenses and costs associated with repairs due to casualty, vandalism or other sources outside of Landlord’s reasonable control. Controllable Operating Expenses shall be determined on a non-cumulative, compounded basis, and on an aggregate (not on an individual) basis, and shall be determined on the basis (and adjusted as necessary to reflect) that the Building and Project were 95% occupied during the applicable Expense Years.
4.1.4    Subject to Section 4.1.5 below, “Tax Expenses” shall mean all real estate taxes, assessments and governmental charges (including, without limitation, general and special assessments, special assessment district payments, transit taxes and parking taxes), which Landlord shall pay with respect to the Project because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein, but excluding (i) all excess profits, revenue, excise, transfer, gain, transfer gain, foreign ownership or control, mortgage, intangible, franchise, gift, capital stock, inheritance and succession, estate and income taxes, whether state or federal, and whether assessed solely against corporations or solely against other types of ownership entities, in each case, assess; (ii) any amounts attributable to fees or assessments for public improvements located outside of the Property imposed upon Landlord in connection with the development or construction of the Building or the Property; (iii) Taxes assessed on any personal property located on the Project, other than Tenant’s personal property (and Tenant shall pay 100% of any Taxes assessed on Tenant’s personal property), (iv) any fines, penalties, costs or interest on account of late payment or non-payment of any Taxes; (v) any sales taxes, (vi) any transfer taxes, (vii) any development fees or impact fees or similar charges and taxes specifically imposed on the development of the Project, (viii) any amounts included in Operating Expenses, and (ix) any real estate taxes that are separately assessed against a sign, billboard or special facility that is exclusively used by any other tenant or third-party (such taxes described in clauses (i) through (ix) collectively, the “Excluded Taxes”). As between Landlord and Tenant, all Excluded Taxes shall be the sole responsibility of Landlord or others. Landlord shall forward to Tenant a copy of all notices, invoices and statements relating to Tax Expenses. Tax Expenses shall be calculated on a cash basis, reflecting the amount actually due and payable in each calendar year which includes any portion of the Term), without regard to any different fiscal year used by any government or municipal authority and notwithstanding that any of such items may be assessed or imposed in a different calendar year. In the event that any such government or municipal authority shall change its method of assessing or imposing Taxes so that more than one year of Taxes is payable in any such calendar year, any such excess Tax Expenses payable during such calendar year shall be equitably adjusted. Landlord agrees to not voluntarily pay more than one (1) year of Tax Expenses in any calendar year unless required by law.
4.1.5    For so long during the Protection Period (defined below) as Article 13A of the California Constitution (“Proposition 13”) remains in effect substantially in the form existing on the date of this Lease (or, if it is no longer in effect, so long as a successor statute is enacted that provides substantially similar protection against reassessment of real estate taxes), Tenant shall not be obligated to pay the Protection Amount (defined below) as and to the extent set forth below.
(a)    The “Protection Period” is hereby defined to mean the first seven (7) years of the Initial Lease Term.
(b)    The “Protection Percentage” is hereby defined to mean (i) 100% during the first year of the Initial Lease Term, (ii) 85.71% during the second year of the Initial Lease Term, (iii) 71.43% during the third year of the Initial Lease Term, (iv) 57.14% during the fourth year of the Initial Lease Term, (v) 42.86% during the fifth year of the Initial Lease Term, (vi) 27.57% during the sixth year of the Initial Lease Term, and (vii) 14.29% during the seventh year of the Initial Lease Term.
(c)    The “Protection Amount” is hereby defined to mean the applicable Protection Percentage multiplied by the difference between the Above Line Protection Amount and the Below Line Credit Amount, if any.

(d)    The “Above Line Protection Amount” is defined as the increase in Tenant’s Share of Tax Expenses resulting from a reassessment of the Project (or portion thereof) following a change in ownership pursuant to the provisions of Proposition 13 (each, a “Reassessment Event”) and attributable to the difference, each year during the portion of the Protection Period remaining after the Reassessment Event, between (1) Tenant’s Share of the Building’s reasonably allocated share of the reassessed value of the Project (or portion thereof), multiplied by the applicable tax rate (“Tenant’s Reassessed Tax Share”), and (2) Tenant’s Share of the Building’s Share of Allowable Project Costs (defined below), multiplied by the applicable tax rate (“Baseline Tax”). The term “Tenant’s Share of Allowable Project Costs” shall mean the total “Allowable Project Costs” (which term is defined to mean the costs incurred by Landlord and all tenants for acquisition and development of the Project) divided by the total number of rentable square feet in the Project and multiplied by the rentable square footage of the Premises.

(e)    The “Below Line Credit Amount” is defined as the amount of tax savings in Tenant’s Share of Tax Expenses attributable to the difference, each year from the beginning of the Protection Period until the Reassessment Event, between (1) the Baseline Tax, and (2) Tenant’s actual Tax Expenses incurred during the same period (“Tenant’s Actual Tax”).

(f)    By way of example, under the following assumptions, the Protection Amount would be calculated as follows:

(i)    the Premises is 280,000 rentable square feet.
(ii)    Tenant’s Share of Tax Expenses prior to the Reassessment Event is $500 per square foot of Premises.
(iii)    Allowable Project Costs are $600 per square foot of Premises.
(iv)    Tenant’s Reassessed Tax Share following the Reassessment Event is $900 per square foot of the Premises.
(v)    the tax rate is 1.25% per year.
(vi)    the valuations are increased by 2% per year.
(vii)    the Reassessment Event occurs at the end of the 24th month of the Initial Lease Term.

(g)    After the end of the Protection Period, there shall be no Protection Amount, and Tenant shall be obligated to pay Tenant’s Share of Tax Expenses applicable to periods after the Protection Period undiminished by this Section 4.1.5 and, during the Protection Period, for so long as no Reassessment Event occurs, Tenant shall pay Tenant’s Share of Tax Expenses undiminished by this Section 4.1.5.

(h)    Upon not less than ten (10) Business Days’ prior Notice to Tenant following Landlord’s entry into an agreement which, upon consummation, will constitute a Reassessment Event, and subject to the consummation thereof, Landlord shall have the right to terminate any remaining benefit to Tenant under this Section 4.1.5 by paying to Tenant, in cash at the consummation of such Reassessment Event an amount (the “Tax Protection Buyout Amount”) equal to the present value at the consummation of such Reassessment Event of the Protection Amount remaining after such Reassessment Event, computed using the discount rate equal to the then-current discount rate of the Federal Reserve Bank of San Francisco plus 400 basis points.
4.2    Calculation and Payment of Additional Rent.
4.2.1    Payment of Additional Rent. During each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord as Additional Rent, Tenant’s Share of Direct Expenses for the portion of such Expense Year occurring during the Lease Term, in the manner set forth in Section 4.2.2, below.
4.2.2    Statement of Actual Direct Expenses and Payment by Tenant. On or before one hundred twenty (120) days following the end of each Expense Year, Landlord shall give to Tenant a statement (the “Statement”), which Statement shall state in reasonable detail the actual Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of an overpayment or underpayment by Tenant. Along with the Statement, Landlord shall deliver to Tenant reasonable backup information for all Operating Expenses and a copy of all real estate tax bills relating to the Project for the period covered by the Statement. If subsequently requested by Tenant, Landlord also shall deliver to Tenant a copy of a detailed general ledger for all accounts containing Operating Expenses. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an underpayment exists, Tenant shall pay, upon the later to occur of its next installment of Base Rent or within thirty (30) days following receipt of an invoice for the underpayment set forth in the Statement, the full amount of the underpayment for such Expense Year. If an overpayment exists, the full amount of the overpayment shall be credited against the next payments of Rent due to Landlord under this Lease until exhausted. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an underpayment exists, Tenant shall, within thirty (30) days of receipt of an invoice for the underpayment set forth in a Statement for such Expense Year setting forth the underpayment, pay to Landlord such amount, and if an overpayment exists, Landlord shall, within thirty (30) days of Landlord’s determination, deliver a check to Tenant in the amount of such overpayment. The provisions of this Section 4.2.2 shall survive the expiration or earlier termination of the Lease Term.
4.2.3    Statement of Estimated Direct Expenses. At least thirty (30) days prior to the first day of any Expense Year, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which Estimate Statement shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses payable by Tenant for the then-current Expense Year shall be. Within thirty (30) days after receipt of such

Estimate Statement, Tenant shall commence to pay the adjusted monthly amounts reflected in such Estimate Statement (at which time Tenant shall pay any deficiency owing from the start of the then-current Expense Year), and until such time Tenant shall continue to pay Direct Expenses at the rate previously in effect. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Direct Expenses under this Article 4. The Estimate Statement shall contain commercially reasonable explanations of any material increase (i.e., greater than 10%) relative to the previous year’s Estimate Statement. Pursuant to the Estimate Statement, upon receipt of an invoice therefor, Tenant shall pay, with its each installment of Base Rent, monthly installments of one-twelfth (1/12) the amount so estimated.
4.3    Taxes and Other Charges for Which Tenant Is Directly Responsible. In addition to Tenant’s payment of Tenant’s Share of Tax Expenses pursuant to the terms of Section 4.2, above, Tenant shall reimburse Landlord upon receipt of an invoice thereof accompanied by a copy of the relevant tax bill for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding Excluded Taxes, whether or not now customary or within the contemplation of the parties hereto, when said assessments are levied or assessed upon the Project or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements.
4.4    Landlord’s Books and Records. Within one hundred eighty (180) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, a representative of Tenant with previous experience in reviewing financial operating records of landlords of office buildings, or an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm, has previous experience in reviewing financial operating records of landlords of office buildings, and is retained by Tenant on a non-contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s (or its counsel’s) offices in the Los Angeles area. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one hundred eighty (180) days following Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes some or all of such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such certification by the Accountant proves that Direct Expenses were overstated by more than four percent (4.0%), then the cost of the Accountant and the cost of such determination certification shall be paid for by Landlord. Any reimbursement amounts determined to be owing by Landlord to Tenant or by Tenant to Landlord shall be (i) in the case of amounts owing from Tenant to Landlord, paid within thirty (30) days following the later of such determination or Tenant’s receipt of an invoice for the amount owed by Tenant, and (ii) in the case of amounts owing from Landlord to Tenant, credited against the next payment of Rent due Landlord under the terms of this Lease, or if the Lease Term has expired, paid to Tenant within thirty (30) days following such determination. In no event shall this Section 4.4 be deemed to allow any review of any of Landlord’s records by any subtenant of Tenant. Tenant agrees that this Section 4.4 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable or not payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto such determination. Pending resolution of any dispute over Additional Rent, Tenant shall pay any amounts of Additional Rent with respect to which there is no dispute. The provisions of this Section 4.4 shall survive the expiration or earlier termination of the Lease Term.
4.5    Contest of Tax Expenses. Landlord shall, if Tenant so requests, contest any Tax Expenses, including paying them under protest, and shall consult with Tenant, and act in good faith in cooperation with Tenant to contest or seek recovery of Tax Expenses if and to the extent such action is reasonable. If a tax contest is undertaken by Landlord at only Tenant’s request (and not at the request of Tenant together with any other tenants at the Project), then Tenant shall be responsible for all reasonable costs thereof actually incurred by Landlord and payable to third parties unless such tax contest results in a downward adjustment to, or refund of Tax Expenses, in which case the costs thereof shall be included in Tax Expenses and equitably allocated by Landlord to the various tenants of the Project based on the relative benefits they received as a result of said tax contest. Except as expressly provided in this Section 4.5, all reasonable costs actually incurred by Landlord and payable to third parties in any contest of Tax Expenses, including attorneys’ fees and court costs, shall be considered Tax Expenses for purposes of this Lease. All refunds of Tax Expenses received by Landlord and applicable to any Expense Year or Expense Years during the Term shall be applied to reduce the Direct Expenses for the Expense Year or Expense Years in question, and in that event Landlord shall make appropriate adjustments to Tenant’s Share of Direct Expenses for the Expense Year or Expense Years in question and pay to Tenant any refund due as a result of those adjustments within thirty (30) days of determining the amount due to Tenant. Refunds of Tax Expenses and the costs and expenses of obtaining such refunds shall be allocated by Landlord equitably. Notwithstanding the foregoing, in the event Tenant occupies the entire Project, Tenant shall have the right to directly contest the validity or amount of Tax Expenses at its sole cost and expense by appropriate legal proceedings conducted in good faith and with due diligence, and Landlord will reasonably cooperate with Tenant in any such proceeding. Tenant will indemnify, protect and hold Landlord and the Project harmless from any lien, penalty, cost or other sanction imposed on the Landlord or the Project with respect to and during the duration of any contest conducted by Tenant.
4.6    Estimated Direct Expenses and Occupancy Costs. Direct Expenses and Occupancy Costs estimated by Landlord to be applicable as of the Rent Commencement Date are set forth on Exhibit G attached hereto. Tenant acknowledges that as of the date of this Lease, the Project is a new development without historical operating information. The estimate set forth on Exhibit G has been developed in good faith based on general experience with other projects, market research and consultant input, is subject to change based on actual experience at the Project, and no representation or warranty as to its accuracy is made by Landlord.
5.USE OF PREMISES.
5.1    Use of the Premises. Tenant shall use the Premises only for the purpose as set forth in Section 11 of the Summary (the “Permitted Use”) and for no other use or purpose, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole discretion. Tenant shall not do or knowingly permit anything to be done in or about the Premises which will in any material way disturb the use, access and/or quiet enjoyment of other tenants or occupants of the Building, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.
5.2    Prohibited Use.    Tenant agrees that it shall not use, or knowingly permit any person to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of any local, municipal or county governing body or other lawful authorities having jurisdiction over the Building. In addition, Tenant shall not use or permit any person to use the Premises or any part thereof, that (as determined in Landlord’s reasonable judgment) would be likely to: (a) cause material damage to the Premises or any equipment, facilities or other systems therein; (b) adversely affect the appearance of the Premises as seen from outside the Premises; (c) adversely affect any service provided to, and/or the use and occupancy by, any other tenant or occupant in the Project; (d) violate the certificate of occupancy issued for the Premises, or (e) adversely affect the image of the Premises as a first-class creative office location in the El Segundo, California, area. Furthermore, Tenant shall not use or knowingly permit any person to use the Premises, or any part thereof, for (i) a restaurant or bar open to the public; (ii) the preparation, consumption, storage, manufacture, display or sale of explosives or fireworks, tobacco or drugs, and the manufacture or sale of liquor; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a typing or stenography business; (v) a school or classroom (provided that the foregoing shall not prohibit the conduct of training sessions in connection with Tenant’s own business), child care center (to the extent such restriction continues to be legally restricted by deed or other recorded restriction, or otherwise by applicable laws), rehab center, health care facility, and/or adult day care facility; (vi) lodging or sleeping; (vii) solicitation of the general public to visit Tenant’s offices in person without a prior appointment; (viii) a payroll office; (ix) a barber, beauty or manicure shop; (x) offices of any governmental authority, any foreign government, the United Nations or any agency or department of the foregoing; (xi) the manufacture, retail sale, or auction of merchandise, goods or property of any kind to the general public (provided that the foregoing shall not prohibit Tenant from operating a cafeteria within the Premises in accordance with applicable laws); (xii) the rendering of medical, dental or other therapeutic or diagnostic services; or (xiii) any illegal purpose. In addition, no portion of the Premises may be subleased or licensed to or used by any person or entity in the beauty/cosmetics industry. So long as Tenant has been provided with copies thereof by Landlord, Tenant shall comply with all recorded covenants, conditions and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project. Tenant acknowledges that its right to use the Premises for the Permitted Use is expressly subject to this Section 5.2.
6.SERVICES AND UTILITIES.
6.1    Obligation for Payment. From and after the Rent Commencement Date, Tenant shall separately contract for and pay directly to the service provider, for all telecommunications, internet and data services used in the Premises by or for Tenant, together with any taxes, penalties, surcharges or the like on such charges pertaining to Tenant’s use of the Premises. Tenant also shall be responsible to provide and pay for janitorial service to the Premises. Tenant shall pay the cost of all metered or sub-metered amounts of water and electric utility service to the Premises following the Rent Commencement Date. Except as expressly provided to the contrary elsewhere in this Lease, no interruption or failure of utilities shall result in the termination of this Lease or the abatement of Rent. At its sole cost and expense, and subject to

Section 6.2 below, Tenant shall have the right to alter, increase, upgrade or reconfigure any utilities as reasonably necessary for Tenant’s use of the Premises. Tenant agrees to use commercially reasonable efforts, within thirty (30) days of Landlord’s written request, to cooperate with Landlord’s future efforts to comply with any statute pertaining to reporting of utility usage, including delivery to Landlord of the names of the electrical and gas utility provider(s) servicing the Premises, and written authorization permitting (i) Landlord to contact such providers to the extent required to comply with any statutes pertaining to reporting of utility usage, and (ii) such providers to upload all of the energy consumption data for the Premises to the United States Environmental Protection Agency’s ENERGY STAR Portfolio Manager; provided, such providers and Landlord take commercially reasonable steps to attempt to preserve the confidentiality of Tenant in making such submissions.
6.2    Electricity. Landlord shall provide for distribution of electricity throughout the Premises in accordance with the plans and specifications for Landlord’s Work prepared by Gensler (defined below), dated August 26, 2019 (which bears the City of El Segundo approval stamps dated October 02, 2019) (the “BSC Final Plans”), copies of which have been provided to Tenant. Tenant’s use of electricity provided by Landlord shall not exceed the rated capacity set forth in the BSC Final Plans. Tenant shall make its own arrangements and shall contract directly with an electric service provider for the delivery of electricity to the Premises, all at Tenant’s sole cost and expense, and Tenant shall pay the electric service provider for the electric service to the Premises. Landlord shall exclude from Operating Expenses any and all costs of furnishing electricity to rentable space in the Building, other than a management office. For the avoidance of doubt, Landlord shall provide electricity service to any Common Areas of the Building twenty-four (24) hours a day, every day.
6.3    Domestic Water. Landlord shall provide for domestic cold water for drinking at not less than one point on each floor on which the Premises are located, as shown in the BSC Final Plans. Tenant shall contract directly with a water service provider for the delivery of domestic water to the Premises. Landlord shall exclude from Operating Expenses any and all costs of furnishing domestic water to rentable space in the Building, other than a management office.
6.4    Elevator Service. Landlord shall construct passenger elevators to the specifications shown in the BSC Final Plans to service the Premises exclusively, which during the Lease Term Landlord shall service, maintain and keep in first-class working order and repair. Any freight elevator serving the Premises will be constructed (if at all) by Tenant, and if constructed shall be kept in first-class working order and repair at Tenant’s sole cost and expense.
6.5    Cleaning and Trash Removal. Landlord shall remove the trash from and clean the Common Areas of the Building and the Project, all to the standards of a first-class creative office project. Tenant shall separately contract for janitorial services to be provided to the Premises at Tenant’s sole cost and expense. Landlord shall have no obligation to provide janitorial services to the Premises, and janitorial and cleaning expenses for tenanted space shall be excluded from Operating Expenses otherwise payable by Tenant.
6.6    Life Safety Systems. Landlord shall install, operate (twenty-four (24) hours a day, every day), maintain and test the Building’s life safety systems serving the Premises and installed as a part of Landlord’s Work and as required by applicable law. Tenant shall operate, maintain and test the life safety systems serving the Premises and not installed as a part of Landlord’s Work. Promptly after request, each party shall provide to the other the results of any life safety system test performed by it which concerns the life safety systems in the Premises.
6.7    Management. Landlord shall operate and maintain the Project in a first-class manner and shall at all times keep the Building and the Project in first-class condition and repair, comparable to the manner maintained by landlords of Comparable Buildings in the “Westside” market area. Accordingly, without limiting the foregoing, Landlord shall provide for the efficient and professional management of the Property at all times during the Lease Term.
6.8    Excess Usage of Certain Services. Tenant shall not make connection to the utilities except by or through existing outlets. Landlord shall require Tenant to reimburse Landlord for any excess expenses or costs that may arise out of any act that causes extra burden upon the services, including but not limited to trash services, beyond standard office usage for the Project. If Tenant desires to install any equipment which shall exceed the capacity of any utility facilities or which shall require additional utility facilities, Tenant shall not have the right to do so without Landlord’s prior written approval of Tenant’s plans and specifications therefor (which approval will not be unreasonably withheld, conditioned or delayed). If such installation is approved by Landlord, and if (at Tenant’s request) Landlord provides such additional utility facilities to accommodate Tenant’s installation, Tenant agrees to reimburse Landlord, on demand, for the reasonable, third-party out-of-pocket cost of providing such additional utility facilities within thirty (30) days after receipt of an invoice therefor together with reasonable written backup documentation. Tenant shall in no event use any of the utility facilities in any way which shall overload or overburden the utility systems.

6.9    Interruption. There shall be no abatement of Rent and Landlord shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Landlord’s reasonable control or in cooperation with governmental request or directions. Except in the event of a casualty (which shall be governed by Article 11 below), in the event that Tenant is prevented from using and does not use, the Premises or a portion thereof, as a result of any interruption of utilities caused by the negligence, willful misconduct or default of Tenant or its agents or contractors (each, an “Abatement Event”), then Tenant shall give Landlord Notice of such Abatement Event, and if such Abatement Event continues for five (5) consecutive days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Rent shall be abated or reduced, as the case may be, from the date Tenant gives such notice and continuing for such time that Tenant continues to be prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after the expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.
7.    REPAIRS.
7.1    Repairs by Tenant. Tenant shall, at Tenant’s own expense, keep the Premises including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, ordinary wear and tear, casualty and condemnation excepted. In addition, Tenant shall, at Tenant’s own expense, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided, however, that, if Tenant fails to diligently commence and pursue the completion of such repairs, and such failure continues for thirty (30) days following Notice thereof from Landlord, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the actual third party cost thereof, plus a 5% surcharge of the cost thereof (to be uniformly imposed for the Project) which 5% surcharge shall serve to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Tenant shall use only such contractors as are approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). All repairs, maintenance and replacements shall be performed by or for Tenant in a first-class manner.
7.2    Repairs by Landlord. Notwithstanding the foregoing, subject to reimbursement as a part of Operating Expenses (to the extent permitted by this Lease), Landlord shall maintain during the Lease Term, in a first class manner consistent with Comparable Buildings and in compliance with all applicable laws: (i) the Common Areas of the Building (interior and exterior), including, but not limited to, all access drives, landscaping and sidewalks; (ii) the elevators serving the Premises (including machinery and cabs); (iii) service and utility areas of the Building (including the loading docks and utility closets except those which are for Tenant’s exclusive use); (iv) the roof of the Building (excluding any improvements to the roof installed by Tenant); (v) structural elements of the Building, including, without limitation, the foundation and exterior walls; (vi) those mechanical, electrical and communications systems, equipment and risers serving the Building generally (including the main and trunk facilities) except those systems, equipment and risers installed as part of the initial Tenant Improvements or subsequent Alteration Work; (vii) those plumbing and other utility systems or equipment serving the Building generally (including the main and trunk facilities) except those systems and equipment installed as part of the initial Tenant Improvements or subsequent Alteration Work; (viii) those heating, ventilating and air conditioning systems or equipment serving the Building generally (including the main and trunk facilities) except those systems and equipment installed as part of the initial Tenant Improvements or subsequent Alteration Work; (ix) Landlord’s Work and all systems and equipment installed as part of the Landlord’s Work (including all exterior windows and the glass components thereof, but excluding the restrooms on each floor that constitute a part of the Premises); and (x) the Parking Facilities; provided that, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault or breach of any obligations of Tenant under the Lease by Tenant or any person claiming by or through or under Tenant, and its officers, agents, servants, employees and independent contractors (collectively, “Tenant Parties”), Tenant shall pay to Landlord, as Additional Rent, the actual, reasonable cost of such maintenance and repairs. Provided that Landlord provides Tenant with at least forty-eight (48) hours’ prior Notice (except in cases of emergencies) Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Whenever Landlord or any person authorized by Landlord shall perform any work required hereunder, Landlord shall do so, or shall cause such person to do so, diligently and in such a manner as shall reasonably minimize interference with Tenant’s conduct of its business, provided that this sentence shall not require Landlord to incur additional costs for labor at overtime or premium rates, unless such work is for the benefit of another tenant performing work on its premises or unless Landlord and Tenant determine that such work will unreasonably interfere with Tenant’s conduct of its business, in which event such other tenant or Landlord shall pay the overtime charges associated therewith. Except as otherwise set forth in this Lease, including in this Article 7, Landlord shall not be responsible for any repair, maintenance or replacement of any Building system or component constructed or installed in the Premises by Tenant, and in no event shall Landlord be responsible for repair, maintenance or replacement of any of Tenant’s Property or to the extent that such repair or replacement is required as a result of any misuse of, or damage caused by, Tenant or its employees, agents, contractors or invitees, in which event, subject to the provisions of Article 9, any such repair or replacement shall be completed by Tenant at its sole cost and expense. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute, or ordinance no or hereafter in effect.
8.ADDITIONS AND ALTERATIONS.
8.1    Landlord’s Consent to Alterations. Except as otherwise expressly provided in this Lease, Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant agrees it shall be reasonable for Landlord to refuse consent (among other reasons) if the proposed Alterations would cause the property casualty insurance premium for the Premises to increase, unless Tenant agrees to pay such increase. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent but upon ten (10) Business Days’ prior notice to Landlord, to make Alterations to the Premises (collectively, “Minor Alterations”) that cost less than $200,000 per occurrence (and less than $500,000 in any twelve (12) month period) and do not (i) affect the exterior appearance or structure of the Premises or the Building, or (ii) materially and adversely affect the Building’s electrical, ventilation, plumbing, elevator, mechanical, air conditioning or other similar systems installed or provided by Landlord (collectively, the “Building Systems”); provided, however, that Tenant may paint and carpet the Premises, or any portion thereof, without Landlord’s consent, and the cost of such work shall not be considered when determining the cost of Minor Alterations. For any Alterations that require Landlord’s prior consent, Landlord shall respond to all requests by Tenant for such consent within seven (7) days of receipt of a request describing in reasonable detail the proposed Alterations. If Landlord fails to respond within such seven (7) day period, Tenant may deliver a second request with a conspicuous notice that failure to respond will result in a deemed approval, and if Landlord does not respond to the second request within five (5) days, Landlord shall be deemed to have approved Tenant’s request. At the time Landlord consents to Tenant’s Alterations where such consent is required (or if Tenant otherwise asks for such notification), Landlord shall notify Tenant whether Tenant shall be required to remove any of the items or elements of such Alterations at the expiration or termination of the Lease Term, and to restore and/or reinstate the Premises to the condition required prior to the making of such Alterations. Failure of Landlord to so notify Tenant that an item or element of the Alterations must be removed and the Premises restored and/or reinstated shall mean that Tenant may leave or remove such item or element at its election, provided that if Tenant elects to remove such item or element of the Alterations, it shall repair any damage caused by such removal. The construction of the initial improvements to the Premises by Landlord and the construction of the Tenant Improvements by Tenant shall be governed by the terms of the Work Letter attached hereto as Exhibit B, and not the terms of this Article 8.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed); provided, however that such removal obligations shall be specified by Landlord at the time that Landlord consents to Tenant’s requested Alterations. All work with respect to any Alterations must be done in a good and workmanlike manner in compliance with all applicable laws and with Landlord’s commercially reasonable construction rules and regulations, and diligently prosecuted to completion. Landlord shall not require that union labor be used in the construction of the Tenant Improvements or any Alterations. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or unreasonably interfere with the labor force working in the Building. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, unless Tenant meets the Net Worth Hurdle described in the second sentence of Section 21.4 below, for work that costs in excess of Five Million Dollars ($5,000,000), Landlord may, in its commercially reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations.
8.3    Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.
8.4    Landlord’s Property. Except to the extent otherwise provided in this Lease, all Alterations, improvements, fixtures and/or permanently affixed equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord at the expiration or earlier termination of this Lease. Notwithstanding the provisions of this Lease to the contrary, all movable partitions, furniture systems, business and trade fixtures, machinery and equipment, laboratory equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to the Premises, which are installed in the Premises by or for the account of Tenant and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (herein collectively called “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof. At or before the expiration or sooner termination of this Lease, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property (except for such items thereof as Landlord shall have expressly consented in writing to remain, which property shall become the property of Landlord upon the expiration or sooner termination of this Lease), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any Alterations, improvements, fixtures and/or equipment in, on or about the Premises.
9.COVENANT AGAINST LIENS. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any work or services performed or materials furnished in connection with in connection with any work performed by or for Tenant on the Premises. Tenant shall give Landlord immediate notice of the placing of any lien or encumbrance against the Premises as a result of work by or for Tenant and shall cause such lien or encumbrance to be discharged within thirty (30) days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner reasonably satisfactory to Landlord within such thirty (30) day period. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed or otherwise bonded over within such thirty (30) day period, Landlord, at its sole option, may immediately thereafter take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10.INSURANCE.
10.1    Indemnification and Waiver. To the extent not prohibited by law, Landlord, its partners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Subject to the provisions of Section 10.5 below, and to the extent not prohibited by law, Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises from and after the Phase I-A Delivery Date and continuing during the Lease Term and after the expiration thereof during any holding over by Tenant, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Subject to the provisions of Section 10.5 below, and to the extent not prohibited by law, Landlord shall indemnify, defend, protect, and hold harmless Tenant Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from the negligence or willful misconduct of Landlord or any Landlord Party, including, but not limited to, bodily injury (including death) and property damage, or (ii) any actual or alleged breach of this Lease by Landlord, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of any Tenant Parties or a breach of this Lease by Tenant. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.
10.2    Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
10.3    Tenant’s Insurance. Tenant shall maintain Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than $5,000,000.00 for each occurrence and $5,000,000.00 annual aggregate, with 0% insured’s participation. In addition, Tenant shall carry Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all other improvements, Alterations and additions to the Premises, including any improvements, Alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.
10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A IX in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Building is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior Notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Rent Commencement Date and thereafter Tenant shall endeavor to deliver to Landlord certificates of insurance evidencing Tenant’s insurance coverage at least thirty (30) days prior to the expiration dates of any such policy and shall deliver such certificate, in any event, not less than two (2) Business Days prior to such expiration date. In the event Tenant shall fail to procure such insurance, or to deliver such certificates thereof, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.
10.5    Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.
10.6    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord or Landlord’s lender from time to time; provided, however, that, unless the need for such additional insurance or increased coverage arises from the specific use of the Premises by Tenant, Landlord (i) may not request any such additional insurance coverage and/or increased insurance coverage amounts more than once every five (5) years, and (ii) may only require such additional insurance coverage and/or increased insurance coverage amounts to the extent that (A) such additional insurance coverage and/or increased insurance coverage amounts are being required by landlords of Comparable Buildings in the “Westside” market area, and (B) Landlord is requiring all tenants of the Project to maintain such additional insurance coverage and/or increased insurance coverage amounts.
10.7    Landlord’s Insurance. Landlord shall maintain all risk property insurance covering the full replacement cost of the Project and the Premises (excluding any Alterations and the Tenant Improvements) with building laws and ordinance endorsement and rental interruption insurance in an amount not less than twelve (12) months’ rental income on an Actual Loss Sustained basis. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Landlord’s insurance. Tenant shall also reimburse Landlord for any increased premiums or additional insurance which directly result from Tenant’s use of the Premises (and not from the use by any other tenant at the Project of such other tenant’s premises). Landlord shall also maintain Commercial General Liability Insurance meeting the requirements for commercial general liability insurance set forth above in this Article 10, covering against claims of bodily injury and property damage arising out of Landlord’s operations, assumed liability or use of the Project, including Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease, for limits of liability not less than Five Million and 00/100 Dollars ($5,000,000.00) for each occurrence and Ten Million and 00/100 Dollars ($10,000,000) aggregate, plus Ten Million and 00/100 Dollars ($10,000,000) of excess or umbrella liability coverage that follows the form of the primary policies. Landlord also shall have the right to obtain and maintain earthquake coverage on the Project, provided the premium for such earthquake insurance shall constitute an Operating Expense hereunder, subject to the terms of Section 4.1.3(3).
11.DAMAGE AND DESTRUCTION.
11.1    Repair of Damage to Premises by Landlord. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell and Core of the Premises (as defined in Exhibit B) and such Common Areas. Such restoration shall be to substantially the same condition of the Base, Shell and Core of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other applicable laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance carried under Section 10.3 of this Lease relating to the Tenant Improvements, and Landlord shall repair any injury or damage to the Tenant Improvements installed in the Premises and shall return such Tenant Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Within sixty (60) days following the occurrence of such damage or other casualty, Landlord shall provide to Tenant a notice (the “Anticipated Completion Date Notice”) accompanied by the supporting opinion of a qualified, experienced and reputable contractor, architect or other qualified consultant or vendor, setting forth the date by which Landlord anticipates being able to substantially complete the repair and restoration of the Premises, the Building and/or the Project, as applicable, based on good construction practices and without employing labor at overtime or other premium rates, and including reasonably anticipated periods for insurance claim processing and adjustment (the “Anticipated Completion Date”). In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the gross negligence or willful misconduct of Tenant or the Tenant Parties, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.
11.2    Option to Terminate Lease. Notwithstanding the terms of Section 11.1 of this Lease, if more than fifty percent (50%) of the rentable area of the Premises shall have been damaged by fire or other casualty, then Landlord or (so long as the casualty was not caused by the gross negligence or willful misconduct of Tenant or its employees) Tenant may elect to terminate this Lease by notifying the other party in writing of such termination within sixty (60) days after the date of discovery of such damage (which, in the case of a termination by Landlord, such notice to include a termination date which shall be no less than ninety (90) days following the date of such notice), provided that one or more of the following conditions is present: (i) the Anticipated Completion Date is more than two hundred seventy (270) days after the date of discovery of damage (when such repairs are made without the payment of overtime or other premiums), (ii) it will require a reasonably estimated expenditure by Landlord (i.e., above insurance proceeds) of more than five percent (5%) of the full insurable value of the Building or the Premises, as applicable, immediately prior to the fire or other occurrence, or (iii) such fire or other casualty occurs during the final twelve (12) months of the Lease Term (the parties agreeing that if such fire or other casualty occurs during the final twelve (12) months of the then-current Lease Term but Tenant previously shall have exercised an available renewal option pursuant to Section 2.2.3 of this Lease, the Lease Term shall be deemed to have been extended upon such exercise by the duration of the applicable Option Term). Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Building is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.
12.NONWAIVER. No waiver of any provision of this Lease shall be implied by (i) any failure of either party to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in this Lease or exercise any election contained in this Lease, or (ii) any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.
13.CONDEMNATION. If all or substantially all of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then either party shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. Moreover, if more than twenty-five percent (25%) of the rentable area of the Premises is taken or, unless Landlord is able to replace same by relocation that is reasonably acceptable to Tenant, more than twenty-five percent (25%) of Tenant’s Parking Area is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. If less than twenty-five percent (25%) of the rentable area of the Premises or Tenant’s Parking Areas is taken, or if access to the Premises is substantially impaired on a temporary basis, then this Lease shall be and remain unaffected by such taking, except that Base Rent and Additional Rent shall be proportionately abated with respect to the period for which all or any portion of the Premises is so taken or unusable. Except as otherwise provided in the forgoing sentence, following the occurrence of any taking by power of eminent domain or condemnation and provided that neither Landlord nor Tenant has elected to terminate this Lease in accordance with this Article 13, Landlord shall proceed with reasonable diligence to restore such remaining portions of such spaces to substantially their former condition, to the extent that the same may be feasible and so as to constitute an architecturally complete Building and Premises. If either party elects to terminate the Lease in accordance with this Article 13, all Rent shall be apportioned as of the date of such termination, or the date of such taking, as applicable. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately reduced. Notwithstanding any termination of the Lease, in the case of either a partial or complete taking or condemnation of the Premises, Tenant shall have the right to make an independent claim to the condemning authority for (i) Tenant’s moving and relocation expenses (if available under applicable law), including the costs of temporary space, (ii) Tenant’s personal property, trade fixtures and equipment, and the unamortized portion (calculated on a straight-line basis from the date of installation through the end of the Initial Lease Term or, if installed during an Option Term, through the end of such Option Term) of that portion of Tenant’s Alterations and improvements (including but not limited to the Tenant Improvements) installed by or on behalf of Tenant and paid for by Tenant without reimbursement from the Tenant Improvement Allowance, and (iii) Tenant’s business interruption. Tenant shall have no right to make any such claim with respect to the value of the unexpired portion of the Term of this Lease or the value of the Landlord's Base, Shell and Core or the portion of the Tenant Improvements which were either funded by the Tenant Improvement Allowance, or (to the extent the cost thereof has been amortized as aforesaid) paid for by Tenant, all of which shall be deemed to be Landlord’s property. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
14.ASSIGNMENT AND SUBLETTING.
14.1    Transfers. Except as otherwise expressly provided in Section 14.7 below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, encumber or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, or sublet the Premises or any part thereof (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). To request Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the material terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) for any Transfer that is an assignment or a sublease of all or substantially all of the Premises, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) any other information reasonably requested by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Except as otherwise expressly provided in Section 14.7 below, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall reimburse Landlord for all of Landlord’s reasonable third-party out-of-pocket costs paid in connection with any Transfer (other than a transaction considered a Permitted Transfer, as defined in Section 14.7).
14.2    Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall provide approval or disapproval of any Transfer request from Tenant within ten (10) Business Days following receipt of the Transfer Notice and shall specify reasons for any disapproval. If Landlord fails to respond within such ten (10) Business Day period, Tenant may deliver a second request with a conspicuous notice that failure to respond will result in a deemed approval, and if Landlord does not respond to the second request within three (3) Business Days, Landlord shall be deemed to have approved Tenant’s request. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:
14.2.1    the Transferee is of a character or reputation or engaged in a business which is not consistent with the reputation of the Project;
14.2.2    the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3    the Transferee is either a governmental agency or instrumentality thereof;
14.2.4    the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested, taking into consideration whether the transaction at issue is an assignment or a sublease;
14.2.5    the proposed Transfer would (i) cause Landlord to be in violation of another lease to which Landlord is a party, (ii) cause Landlord to violate another occupant’s lease were Landlord to enter into a direct lease with such Transferee, or (iii) would give an occupant of the Building a right to cancel its lease;
14.2.6    so long as Landlord has available vacant space for lease at the Building that would accommodate the space requirement of the proposed Transferee, either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is actively negotiating with Landlord to lease space in the Project at such time; or
14.2.7    the Transfer occurs during the period from the Phase I-A Delivery Date until the twenty-sixth (26th) month of the Initial Lease Term, and the rent charged by Tenant to such Transferee during the term of such Transfer, calculated using a present value analysis, is less than eighty-five percent (85%) of the rent paid by Tenant per the terms of this Lease at the time of such Transfer, for comparable space in the Building for a comparable term, calculated using a present value analysis.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within three (3) months after Landlord’s consent, but not later than the expiration of said three-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease.
14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium”, as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any Alterations and improvements to the Premises incurred in connection with the Transfer, (ii) any reasonable brokerage commissions incurred in connection with the Transfer, (iii) any reasonable advertising costs incurred in connection with the Transfer, and (iv) reasonable legal fees incurred in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. For the avoidance of doubt, the terms of this Section 14.3 shall not apply to a transaction undertaken pursuant to Section 14.7.
14.4    Intentionally Deleted.
14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit, and if understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days’ notice to Tenant.
14.6    Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of twenty-five percent (25%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of twenty-five percent (25%) of the voting shares of Tenant, within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7    Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (a) an assignment or subletting of all or a portion of the Premises to an entity which is controlled by, controls or is under common control with Tenant, or the surviving entity in a merger involving Tenant, or an entity which acquires substantially all of the assets of Tenant as a going concern) (each hereafter, an “Affiliate”), and (b) licenses and subleases of up to fifteen percent (15%) of the Premises in the aggregate to individuals and/or entities who are doing business or affiliated with Tenant and are of a character and reputation consistent with the Building and the Building’s occupants (collectively, “Approved Users”), shall be deemed a “Permitted Transfer” under Article 14 of this Lease, such that Landlord’s consent thereto shall not be required, provided that Tenant notifies Landlord of any such assignment or sublease and, with respect to transaction undertaken pursuant to clause (a) above, promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth in items (i) through (iii) of Section 14.1 above, that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and that for any assignment pursuant to this Section 14.7, such Affiliate shall have a net book value (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (the “Net Worth”) at least equal to the greater of (1) the Net Worth of Tenant immediately prior to the assignment, or (2) the Net Worth on the date of this Lease of the originally-named Tenant. “Control” as used in this Section 14.7, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. The rights of Tenant under this Section 14.7 shall be personal to Original Tenant (defined below).
15.OWNERSHIP AND REMOVAL OF TENANT PROPERTY.
15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.
15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, Tenant’s Property, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole but commercially reasonable discretion, require to be removed, as well as any Alterations which (i) Landlord specified for removal at the time it consented thereto (subject to Section 8.1 above), or (ii) Tenant constructed without obtaining Landlord’s consent thereto (unless such consent was not required pursuant to Section 8.1 above), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
16.HOLDING OVER.

16.1    After Lease Expiration. If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first three (3) months that Tenant holds over in the Premises, and one hundred fifty percent (150%) of such Base Rent for any period thereafter that Tenant holds over in the Premises, calculated on an entire Premises basis (i.e., if Tenant occupies any portion of the Premises as a holdover tenant, it shall be liable for holdover Base Rent on the entire Premises).
16.2    After Lease Termination. If Tenant holds over after termination of the Lease prior to its scheduled expiration of the Lease Term following Tenant’s Default, such tenancy shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to two hundred percent (200%) of such Base Rent for any period thereafter that Tenant holds over in the Premises, calculated on an entire Premises basis.
16.3    Holding Over Generally. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the termination of this Lease. If Tenant holds over without the express consent of Landlord and fails to surrender the Premises upon the expiration or termination of this Lease, Tenant shall be liable to Landlord for all claims and damages actually sustained by Landlord by reason of Tenant's holding over, including without limitation damages actually incurred by Landlord as a consequence of Landlord’s inability to deliver the Premises to or prepare them for a new tenant (e.g., overtime costs incurred in improving the Premises for occupancy by a new tenant, or rent abatement or other penalties that Landlord becomes obligated to provide or pay to the new tenant as a consequence of such delay, but excluding in all instances damages in the nature of lost profits or a lost business opportunity) (collectively, “Holdover Damages”), provided that as a condition to its right to recover from Tenant such Holdover Damages, Landlord must have given Tenant Notice not less than sixty (60) days prior to the expiration of the Lease Term that it has secured another tenant (or, if it gives such notice later, Landlord shall not be permitted to recover Holdover Damages applicable to the sixty (60) day period of time following the giving of such notice). No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided herein. The parties expressly acknowledge that Holdover Damages are not indirect or consequential damages and are recoverable by Landlord as provided herein.
17.ESTOPPEL CERTIFICATES. Within ten (10) Business Days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. If Tenant fails to respond within such ten (10) Business Day period, Landlord may deliver a second request with a conspicuous notice that failure to respond will result in an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception, and if Tenant does not respond to the second request within five (5) Business Days, such failure of Tenant to timely execute and deliver such estoppel certificate shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. In addition, Landlord agrees that, from time to time upon written request by Tenant, Landlord shall execute and deliver to Tenant a written estoppel certificate as may be reasonably requested by Tenant and reasonably acceptable to Landlord.
18.SUBORDINATION. Subject to the terms of this Article 18, this Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds (unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto), provided that with respect to any subordination, the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases (as applicable) agree in writing not to disturb Tenant’s possession of the Premises or to name Tenant in any enforcement action for so long as no Default by Tenant exists hereunder, as provided the next sentence. In consideration of Tenant’s agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or Project or to the lien of any mortgage or trust deed hereafter enforced against the Building or the Project, and to any renewals, extensions, modifications, consolidations, and replacements thereof, Landlord shall deliver to Tenant a non-disturbance agreement (an “SNDA”) executed by the landlord under such ground lease or underlying lease or the holder of such mortgage or trust deed, substantially in the form attached hereto as Exhibit J. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease, under the terms of any non-disturbance agreement if one shall have been executed by Tenant, and otherwise pursuant to this sentence. Tenant shall, within ten (10) Business Days of request by Landlord, execute an SNDA and such further customary and commercially reasonable instruments as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19.DEFAULTS; REMEDIES.
19.1 Events of Default. The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:
19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof (including but not limited to replacing the L-C as provided in Section 21.3 below), when due and such failure shall continue for a period of five (5) Business Days after Notice from Landlord to Tenant that such payment was not made when due;
19.1.2 Any failure by Tenant to respond to Landlord’s request under Article 17 or 18 within the time permitted therein for such response;
19.1.3 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after Notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in Default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default; or
19.1.4 The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 19.1.4 is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.
19.2 Remedies Upon Default. Upon the occurrence and during the continuance of any Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The terms “rent” or “Rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant to Landlord pursuant to the terms of this Lease. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.
19.2.3 Landlord shall use commercially reasonable efforts to mitigate its damages by attempting to re-let all or any part of the Premises to one or more replacement tenants, for such rent and upon such terms as shall be reasonably satisfactory to Landlord (including but not limited to the right to re-let for a term greater or lesser than that otherwise remaining under this Lease, the right to re-let either a portion of the Premises, the entirety of the Premises or the Premises as a part of a larger area, and the right to change the character or use made of the Premises). Landlord shall have the right to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary in connection with any actual or potential re-letting.
19.3 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in any of such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a Default shall not be deemed or construed to constitute a waiver of such Default. The acceptance of any Rent hereunder by Landlord following the occurrence of any Default, whether or not known to Landlord, shall not be deemed a waiver of any such Default, except only a Default in the payment of the Rent so accepted.
19.5 Landlord Defaults; Tenant’s Remedies.
19.5.2 Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after Notice from Tenant to Landlord, specifying such failure; provided that where any such failure cannot reasonably be cured within a thirty (30) day period, Landlord shall not be in default if Landlord commences to cure the failure within the thirty (30) day period, and thereafter diligently exercises commercially reasonable efforts to complete the work necessary to cure the failure. In addition, Tenant shall provide copies of all notices under this Section 19.5.1 to any lender under a mortgage encumbering the Project.
19.5.3 Notwithstanding anything to the contrary herein, in the event that (i) Landlord is in default under this Lease, and (ii) the Notice from Tenant described in the preceding paragraph (or any subsequent Notice from Tenant) specifies the action required of Landlord pursuant to this Lease and states in the subject line in ALL CAPS that “YOUR ATTENTION IS REQUIRED, IF LANDLORD FAILS TO COMMENCE PERFORMANCE OF ITS OBLIGATIONS WITHIN THIRTY (30) DAYS FOLLOWING THE DATE OF THIS NOTICE, TENANT SHALL EXERCISE ITS “SELF HELP” REMEDY PURSUANT TO THE LEASE”, then if Landlord fails to commence, diligently pursue or reasonably object to the required action described in Tenant’s notice within thirty (30) days, in addition to the right to pursue any remedies available at law or in equity, Tenant shall have the right to take commercially reasonable actions to cure Landlord’s default, and except to the extent Tenant otherwise ultimately would have been responsible for such costs under this Lease, within thirty (30) days after presentation of a reasonably detailed invoice demonstrating the expenses incurred by Tenant, Landlord shall reimburse Tenant for the actual and reasonable costs incurred in connection therewith, including (i) expenditures reasonably made and obligations incurred by Tenant in connection with the remedying by Tenant of Landlord’s defaults; (ii) all losses, costs, liabilities, damages and expenses for which Landlord is obligated to indemnify Tenant pursuant to Section 10.1 above; and (iii) all expenditures made and obligations incurred by Tenant in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Landlord’s obligations under this Section 19.5.2 shall survive the expiration or earlier termination of the Lease Term. In the event Tenant takes such action, and such work will affect the structural integrity or exterior appearance of a Building, or materially affects Building systems, Tenant shall use only reputable contractors with experience in the Los Angeles metropolitan area performing work on behalf of institutional owners of commercial real property of the nature required with respect to buildings similar to the Building. All work performed by Tenant pursuant to this Section 19.5.2 shall be subject to all of the terms and conditions of this Lease. In no event shall Tenant be entitled to offset any amounts owed by Landlord to Tenant under this Lease against Tenant’s obligations to Landlord except as specifically set forth in Section 19.5.3. This Lease sets forth the terms and conditions upon which Tenant may exercise “self-help” and, as such, Tenant hereby waives the provisions of any law, statute or ordinance now or hereafter in effect to make repairs and offset the cost of the same against rent or to withhold or delay any payment of rent or any other of its obligations hereunder as a result of any default by Landlord, except as otherwise provided in this Lease.
19.5.3    If Tenant is entitled to reimbursement of its actual and reasonable costs pursuant to the terms of Section 19.5.2, but Landlord fails to do so within thirty (30) days after demand therefor, then Tenant may deliver a Notice (“Tenant’s Offset Notice”) to Landlord stating its intent to exercise an offset right as provided in this Section 19.5.3, but shall not begin exercising the offset right until thirty (30) days after delivery of such notice. If Landlord delivers a Notice to Tenant within fifteen (15) days after receipt of Tenant’s Offset Notice, in good faith contesting Tenant’s right to offset the amounts specified in Tenant’s Offset Notice (with an explanation of Landlord’s good faith objections), then notwithstanding anything to the contrary contained herein, Tenant shall not offset any Rent payment whatsoever unless and until the dispute is resolved as evidenced by a Final Judgment (as defined below) pursuant to which Tenant is entitled to do so in accordance with the succeeding provisions of this Section 19.5.3. If Landlord objects to Tenant’s offset right, either party may commence litigation in an appropriate forum to resolve the dispute; provided, that either party may elect to have such dispute resolved through binding arbitration described below. If Tenant either (i) obtains a written decision from the arbitration tribunal in the arbitration proceeding confirming Landlord’s obligation to reimburse Tenant, or (ii) obtains a final unappealable judgment as a result of the litigation against Landlord confirming Landlord’s obligation to reimburse Tenant (either (i) or (ii), a “Final Judgment”), then Tenant may offset the amount of such Final Judgment against Rent to the extent Landlord has not paid the same to Tenant. Any dispute under this paragraph relating to Tenant’s right to offset against Rent amounts owed to Tenant by Landlord may, at either party’s election, be resolved by expedited arbitration as follows: the dispute shall be resolved by a single arbitrator before the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules of the AAA modified as follows: (a) the total time from date of demand for arbitration to final award shall not exceed sixty (60) days; (b) all notices may be by telephone or other electronic communication with later confirmation in writing; (c) the time, date, and place of the hearing shall be set by the arbitrator in his or her sole discretion, provided that there shall be at least ten (10) Business Days’ prior notice of the hearing; (d) there shall be no post-hearing briefs; (e) there shall be no discovery except by order of the arbitrator; and (f) the arbitrator shall issue his or her award within ten (10) Business Days after the close of the hearing. The arbitration shall be held in Los Angeles County, California. The decision of the arbitrator shall be final and binding on the parties and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid half by Landlord and half by Tenant unless the arbitrator decides otherwise in its decision.
20.FORCE MAJEURE. Any prevention, inability to obtain services, labor, or materials or reasonable substitutes therefor, and/or delay or stoppage due to strikes, lockouts, labor disputes, acts of God, pandemic (including but not limited to COVID-19), governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. If either party contends that a Force Majeure Delay (defined below) has occurred, such party shall notify the other party in writing of the event which constitutes such delay. The notice described in the preceding sentence shall be referred to as a “Force Majeure Delay Notice”. Notwithstanding anything to the contrary in this Lease, Force Majeure Delay shall be deemed to commence as of the later of the actual onset of such delay or the date of delivery of the Force Majeure Delay Notice with respect thereto, and shall end as of the date such delay ends, and such party may not claim that a Force Majeure Delay has occurred unless it has delivered a Force Majeure Delay Notice with respect thereto. In the case of continuing Force Majeure Delays, only one such notice from the claiming party is necessary.
21.SECURITY DEPOSIT; LETTER OF CREDIT.
21.1 Security Deposit. Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 21.2 below. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. During the continuance of a Default by Tenant with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s

Default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s Default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit.
21.2 Delivery of L-C. In fulfillment of the Security Deposit required to be delivered pursuant to the terms of Section 21.1 above, Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit with a term of at least one (1) year in the amount of Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) (the “L-C”), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local Los Angeles office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which L-C shall be in a form and content as set forth in Exhibit F, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining, amending, renewing or transferring the L-C.
21.3 Application of the L-C. The L-C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Lease Term. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. During the continuance of any Default by Tenant with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L-C at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or a portion of the L-C for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s Default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s Default, or (in the case of Tenant’s failure to renew the L-C as aforesaid), to hold such funds as the L-C Security Deposit (defined below). The use, application or retention of the L-C, or any portion thereof, by Landlord shall not (a) prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C, nor (b) operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “L-C Security Deposit”). If any portion of the L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, at Landlord’s election, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this Lease or (ii) reinstate the L-C to the amount then required under the Lease, and if any portion of the L-C Security Deposit is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to restore the L-C Security Deposit to the amount then required under this Lease, and Tenant’s failure to do so shall be a Default under this Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L-C Security Deposit and/or the L-C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C Security Deposit and/or the L-C.
21.4 Reduction of Security Deposit. Provided that Tenant is not then in Default of its obligations under this Lease, then (i) on the fifth (5th) anniversary of the Rent Commencement Date, Tenant shall have right to have the L-C Security Deposit required hereunder to be reduced to an amount equal to Six Million Two Hundred Fifty Thousand Dollars ($6,250,000.00), (ii) provided the reduction in clause (i) has occurred, on the eighth (8th) anniversary of the Rent Commencement Date, Tenant shall have right to have the L-C Security Deposit required hereunder to be reduced to an amount equal to Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000.00) (the “Minimum L-C Amount”). Moreover, provided that Tenant is not then in Default of its obligations under this Lease beyond the expiration of any applicable cure or grace period, in the event that Tenant shall receive a rating by either (a) Standard & Poor’s of BBB or better, or (b) Moody’s of Baa2 or better, and shall maintain same for at least six (6) months in a row, the Security Deposit under this Lease immediately shall be reduced to zero ($0.00), and Landlord shall return the existing L-C Security Deposit to Tenant within ten (10) days following Notice to Landlord of such investment grade rating duration of Tenant (which Notice shall provide reasonable evidence thereof) and upon Tenant’s compliance with the next sentence of this Section 21.4. Any reduction of the Security Deposit as set forth in this Section 21.4 (other than as provided in the immediately preceding sentence) shall be accomplished by Tenant by providing an amendment or modification to the existing L-C (in form and substance reasonably acceptable to Landlord) or by Tenant providing a replacement L-C (pursuant to the terms and conditions of this Section 21.4) for such reduced amount.

22.SIGNS.
22.1 In General. Tenant shall be entitled, at its sole cost and expense (but at no additional Rent or other charge to Tenant by Landlord except for reimbursement of costs), to identification signage (which identification signage may be externally or internally illuminated) in the locations shown on Exhibit H. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. All aspects of Tenant’s signage, including but not limited to, graphics, materials, color, style, design, lettering, size, quality, specifications and exact position, shall at all times be consistent with Landlord’s commercially reasonable master signage program for the Project, and shall be subject to all applicable governmental laws, rules, regulations, codes and approvals, and to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed). Following execution of this Lease, Landlord agrees to cooperate and use good faith commercially reasonable efforts (at no out-of-pocket cost to Landlord) to assist Tenant in its efforts to obtain any necessary governmental approvals for Tenant’s proposed exterior identification signage. Tenant shall be responsible, at Tenant’s sole cost and expense, for all costs relating to the design, installation, repair, maintenance and replacement of Tenant’s signage. In addition, Tenant shall, at Tenant’s sole cost and expense, pay for any modifications to Tenant’s signage or any replacement of Tenant’s signage during the Lease Term. The rights contained in this Section 22.1 shall be personal to Beyond Meat, Inc. (“Original Tenant”), and may only be exercised by Original Tenant (and any Affiliate who becomes an assignee of Original Tenant’s interest in this Lease pursuant to a Permitted Transfer). Prior to the expiration or earlier termination of this Lease, or upon the expiration of Tenant’s signage rights as set forth in this Section 22.1, Tenant shall be responsible, at Tenant’s sole cost and expense, for the removal of Tenant’s signage from the Building, and the repair of all damage to the Building caused by such removal. In the event Tenant does not timely remove Tenant’s signage, Landlord shall have the right, at Tenant’s sole cost and expense, to remove Tenant’s signage and to repair any and all damage to the Building and/or Project caused by such removal. From and after the execution and delivery of this Lease, no occupant of the Project will be granted rights to install signs on more exterior Building surface area than is provided to Tenant, unless such occupant occupies more rentable space in the Project than Tenant. Subject to Landlord’s approval of the size, color, location, method of installation and illumination, and materials thereof (which approval shall not be unreasonably withheld, conditioned or delayed), and subject to the approval of the City of El Segundo, Tenant may install a sign displaying its business logo on the roof surface of the Building above the Premises (i.e., designed to be seen from above), which identification signage may be externally or internally illuminated.
22.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed by Tenant and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the Common Areas of the Building or the Project. Any signs, window coverings, or blinds inside the Premises (even if the same are located behind the Landlord-approved window coverings for the Building) or other items visible from the exterior of the Premises or Building, are subject to the prior approval of Landlord in its commercially reasonable discretion.
22.3 Monument Signage. If Landlord shall elect at any time during the Term to install a monument sign outside the Building or the Project for the purpose of identifying office tenants of the Building, Landlord shall permit Tenant to install a Tenant identification sign on one of the panels located thereon, provided that Tenant’s sign shall not be lower or otherwise less prominent than the signage panels provided for other tenants of the Building.
22.4 Project and Building Naming. During the Lease Term, Landlord agrees to not grant Project or Building naming rights to any other tenants at the Project. Allowing a party to install a sign on the Building exterior, including the roof surface, shall not be considered the grant of Building naming rights for purposes of this Section 22.4.
23.COMPLIANCE WITH LAW. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures relating to any areas as to which Tenant has a maintenance or repair obligation under the terms of Article 7, above. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all applicable laws relating to the Base Shell and Core and Common Areas, provided that compliance with such applicable laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the

Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 23, but only to the extent consistent with the terms of Section 4.2.4 above.
24.LATE CHARGES. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) Business Days after said amount is due, or if any check delivered to Landlord by Tenant shall be returned for insufficient funds, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall thereafter bear interest until paid at a rate equal to an annual rate of 600 basis points above the rate then most recently announced by Wells Fargo Bank or its successor as its prime rate, from time to time in effect, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. The foregoing notwithstanding, it is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If any applicable law is ever judicially interpreted so as to render usurious any late charge called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to the applicable party), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.
25.LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT.
25.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If a Default by Tenant shall occur in the performance of any of its obligations under this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
25.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) Business Days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Defaults pursuant to the provisions of Section 25.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 25.2 shall survive the expiration or sooner termination of the Lease Term.
26.ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times (during Business Days, if reasonably practicable) and upon forty-eight (48) hours prior Notice to the Tenant (except in the event of emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, or to the ground or underlying lessors or, during the last twelve (12) months of the Lease Term to prospective tenants; (iii) post notices of nonresponsibility; (iv) perform services required of Landlord; or (v) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 26, Landlord may enter the Premises at any time to (A) take possession following the occurrence of any Default of this Lease by Tenant in the manner provided herein; and (B) perform any covenants of Tenant which Tenant fails to perform beyond applicable notice and cure periods. Any such entries shall be without the abatement of Rent (except as specifically set forth in Section 6.5 above) and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except to the extent caused by Landlord’s or its employees’ or agents’ gross negligence or willful misconduct. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Notwithstanding the forgoing, Tenant shall be permitted to have a representative of Tenant accompany Landlord during any such entry onto the

Premises, and may designate one or more areas of the Premises as “secure areas” in which Landlord’s access to such areas shall be subject to a protocol reasonably established by Tenant to preserve trade secrets, proprietary information and other confidential matters and to limit access to data servers and the like. Any such entries shall be done in a manner so as to minimize interference with Tenant’s business operations.
27.TENANT PARKING. During the Lease Term (but subject to Section 10 of the Summary), Tenant shall have the right and the obligation to rent parking for four (4) passenger vehicles per 1,000 rentable square feet in the Premises (“Tenant’s Parking”), in compliance with all applicable laws, the terms of this Lease, and with the rules and regulations attached hereto. Tenant’s Parking shall be within the portion of the Parking Facilities shown on Exhibit A-3 attached hereto (the “Parking Area”). Tenant shall have the right to access the Parking Area twenty-four (24) hours per day, every day during the Lease Term, and Landlord shall use commercially reasonable efforts to minimize the disruption of Tenant’s use of the Parking Area during the performance of maintenance activities in the Parking Area. Parking charges shall be at the rate in effect from time to time, which will be, as of the Rent Commencement Date, $90 per parking pass per month for unreserved parking and $135 per parking pass per month for reserved parking, increasing by three percent (3%) annually on each anniversary of the BSC Completion Date. Up to ten percent (10%) of Tenant’s Parking may be reserved (“Tenant’s Reserved Parking”), which Tenant’s Reserved Parking shall be located in the areas depicted on Exhibit L attached hereto. Subject to the preceding sentence, Tenant may adjust the percentage of Tenant’s Reserved Parking upon not less than thirty (30) days’ prior Notice to Landlord, but Landlord shall not be required to provide more than ten percent (10%) of Tenant’s Parking as Tenant’s Reserved Parking. Tenant’s Reserved Parking shall be located, initially, in an area to be mutually approved by Landlord and Tenant, which will be subject to relocation by Landlord to an area proposed by Landlord and approved by Tenant (such approval not to be unreasonably withheld, conditioned or delayed) upon not less than thirty (30) days’ notice. Subject to availability, Tenant shall have the right to rent parking for additional passenger vehicles (i.e., in addition to Tenant’s Parking described herein) at the then-current rate for same. Landlord shall at all times during the Lease Term have the sole and exclusive control of the Parking Facilities, and may at any time during the Lease Term exclude and/or restrain any person from use or occupancy thereof; excepting, however, Tenant and its employees, and customers, service suppliers and other invitees of other parties who make use of said Parking Facilities in accordance with this Lease.  Landlord agrees to install parking controls at the entrance of the Parking Area and Landlord agrees to monitor the Parking Areas to ensure that only authorized vehicles are parked in the Parking Area. Tenant may purchase from Landlord validation stickers, tokens, stamps or equivalent at the rate for same established by Landlord from time to time. The parking rights granted to Tenant pursuant to this Article 27 are provided to Tenant solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. All motor vehicles (including all contents thereof) shall be parked in the Parking Facilities at the sole risk of Tenant, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES PURSUANT HERETO, EXCEPTING ONLY LOSSES OR DAMAGES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.
28.MISCELLANEOUS PROVISIONS.
28.1 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
28.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.
28.3 Business Days. “Business Days” means Monday through Friday, excluding all national, California state and local legal holidays.
28.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other non-de minimis way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.
28.5 Transfer of Landlord’s Interest. If at any time during the Lease Term, Landlord elects to market any portion of the Project, including the Building, for sale, Landlord shall, as a courtesy to Tenant, provide to Tenant no less than thirty (30) days’ prior Notice of Landlord’s intention to market the same. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability not accrued under this Lease as of the date of the transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer upon agreement by such transferee to fully assume and be liable for the obligations of this Lease to be performed by Landlord after the date of transfer and Tenant shall attorn to such transferee. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and Building and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
28.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.
28.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
28.8 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
28.9 Time of Essence. Time is of the essence of this Lease and each of its provisions.
28.10 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
28.11 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
28.12 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.
28.13 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

28.14 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.
28.15 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant; or (iii) via email, provided that such Notice is simultaneously sent using one of the methods described in clauses (i) or (ii) hereof. Any Notice will be deemed given on the date it is received or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor Notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.
28.16 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.
28.17 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
28.18 Authority. Each party to this Lease hereby represents and warrants that that (a) the person signing this Lease on its behalf is authorized to execute and deliver this Lease on behalf of the party for which such signatory is acting, and (b) such entity is a duly formed and validly existing entity qualified to do business in the state of California.
28.19 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.
28.20 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.
28.21 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
28.22 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”). Landlord agrees that it shall be responsible to pay the Brokers pursuant to separate written agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers.
28.23 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary.
28.24 Building Name and Signage. Landlord shall have the right as Landlord may, in Landlord’s sole discretion, desire, at any time, to change the name of the Building or Project (subject to Section 22.4 above), and except as otherwise provided in Article 22 above, to install, affix and maintain any and all signs on the exterior and on the interior of the Building. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.
28.25 Transportation Management. Tenant shall fully comply with all future programs to the extent mandated by any governmental authority regarding parking, transportation or traffic in and around the Premises. In addition, Tenant shall work in good faith with Landlord to implement Landlord’s plans that will help reduce traffic congestion within the Project as well as into and out of the Project, so long as there is no materially adverse impact on Tenant’s parking rights or access to the Premises. To the extent required by applicable law, Tenant shall take responsible action for the transportation planning and management of all its employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities to the extent required by law.
28.26 Hazardous Materials.
28.26.1 Compliance. Tenant shall comply in all respects with all federal, state and local Environmental Laws (defined below).
28.26.2 Release, Storage, Use, or Generation of Hazardous Materials.
28.26.2.1 Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Premises or the Project except in compliance with Environmental Law. Tenant shall give to Landlord prompt (no later than 24 hours) Notice of Tenant’s release, or discovery of the release or presence of any Hazardous Material in, on, under or migrating onto or from the Premises. In the event of a release of Hazardous Material during the Lease Term (other than allowed by Environmental Law), Tenant shall (a) report such release to any governmental authority, and (b) promptly remove and remediate such release if caused by Tenant, all as required by Environmental Law. Tenant shall promptly provide Landlord with any reports or other documentation related to its response to any such release.
28.26.2.2 Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by Environmental Law for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Premises or the Project any such Hazardous Materials except for use in the ordinary course of Tenant’s business. Notwithstanding the foregoing, in no event shall Tenant treat, store, or dispose of Hazardous Waste in a manner so as to cause the Property or the Premises to meet the definition of a “treatment, storage or disposal facility” under RCRA, as defined below.
28.26.2.3 Tenant shall provide Notice to Landlord of the identity of any Hazardous Materials it generates, stores, uses at, or disposes of the Premises or on the Project, and on an annual basis, shall provide to Landlord an inventory of the amounts of any Hazardous Material stored and any wastes, whether or not Hazardous Material, generated.
28.26.2.4 If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials at the Project, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges, but only if such release is actually determined to be the direct result of the acts or omissions of Tenant or any person acting under Tenant. For avoidance of doubt, in no event shall Tenant be responsible for testing and remediation in connection with pre-existing environmental conditions, including those being addressed by Landlord prior to the Commencement Date. Landlord expressly reserves the right to enter the Premises to perform regular inspections, with prior written notice to Tenant.
28.26.2.5 Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum or petroleum product, (ii) asbestos-containing material, (iii) designated or defined as “oil” or a “hazardous waste”, a “hazardous substance”, a “hazardous material” or a “toxic material” under any Environmental Law. “Environmental Laws” means, collectively, all applicable federal, state and local laws (including common law), statutes, codes, ordinances, by-laws, regulations, rules, directives, Permits, judgments, orders, judicial or administrative decrees, and covenants and similar restrictions, governing safety, public health and/or protection of the environment, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (“CERCLA”); the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq. (“RCRA”); the Clean Water Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; the Toxic Substance Control Act, 15

U.S.C. 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f through 300j; the Occupational Safety and Health Act, 29 USC § 651 et seq.; state or commonwealth equivalents of the foregoing federal statutes; and applicable state, county and municipal or local laws or requirements.
28.26.3 Permits. Tenant shall obtain any and all Permits necessary for the operation of its Business at the Premises, including those required by applicable Environmental Law. “Permits” shall mean any approvals, permits, licenses, registrations or other authorizations from Government Authorities.
28.26.4 Notices; Communication with Governmental Authorities. Tenant shall promptly provide Landlord with copies of any notices received by any federal, state or local governmental authority or another third party alleging a violation of or requesting information pursuant to of Environmental Laws, as related to or with respect to the Premises. Tenant shall simultaneously provide Landlord with copies of any communications from Tenant or anyone acting on behalf of Tenant to any governmental authority arising under or related to Environmental Laws.
28.26.5 Removal of Hazardous Materials. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove, in accordance with applicable Environmental Laws, from the Premises, at its sole cost and expense, any and all Hazardous Materials, including, without limitation, any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises by Tenant or any Tenant Parties from or after the Rent Commencement Date. Without limiting the generality of the preceding sentence, Tenant agrees to close in accordance with applicable Law any hazardous waste storage area, and provide to Landlord prior to the end of the Lease Term a copy of the report prepared by an environmental consultant documenting such closure.
28.26.6 Indemnity; Landlord’s Environmental Representation. In all events, Tenant shall indemnify and save Landlord harmless from any release or threat of release or the presence or existence of any Hazardous Materials in or on the Premises occurring while Tenant is in possession or elsewhere at the Project if caused by Tenant or any person acting under Tenant. Landlord agrees to save Tenant harmless and to indemnify Tenant from and against any liability, injury, loss (including business interruption associated with not being able to physically occupy the Premises or impacts directly associated therewith to operations in connection with any additional investigation, remediation or monitoring work), claim, damage, settlement, attorneys’ fees, fines, penalties, interest or expense which may be incurred by Tenant (including, without, limitation, any cost which Landlord may incur for testing and remediation) arising from (i) any release, presence or existence of Hazardous Materials that existed at the Project prior to Tenant’s occupation of the Premises; (ii) any violation of Environmental Law or Environmental Permits that arose prior to Tenant’s occupation of the Premises; (iii) any liability or obligation related to site remediation work performed by Landlord pursuant to the Voluntary Cleanup Agreement executed May 3, 2019 (“VCA”), as may be amended, between the Landlord and the State of California Environmental Protection Agency, Department of Toxic Substances Control (“DTSC”), including but not limited to the soil vapor extraction system, methane mitigation system, and any soil or groundwater testing, removal, remediation and monitoring obligations and any additional remediation work required to be performed, if any, in order for closure letters to be issued; and (iv) any alleged noncompliance or violation of Environmental Law, or information request related to activities conducted at the Premises prior to the Commencement Date. In connection with such indemnity by Landlord, Landlord represents and warrants to Tenant that (x) it has, under separate cover (receipt of which Tenant acknowledges), provided Tenant with the environmental reports concerning the Project in Landlord’s possession or control (collectively, “Landlord’s Environmental Reports”) which have outlined the work Landlord has performed under the VCA (as applicable to the Premises) required to obtain a closure letter (or equivalent) with respect to the Premises, and to Landlord’s Knowledge, no further material investigation, remediation or other environmental work is expected to be required by Governmental Authorities with respect to the Premises; (y) it is diligently pursuing obtaining a closure letter from the relevant Governmental Authorities, including the DTSC and local Fire Department, in connection with site remediation work performed at the Premises pursuant to the VCA, and will provide such closure letter (or equivalent) to Tenant promptly upon receipt; and (z) except as is set forth in or disclosed by Landlord’s Environmental Reports, Landlord has no Knowledge of any Hazardous Materials in, on or under the Project. Landlord shall perform all obligations required pursuant to the VCA and any associated closure letters, orders or requirements of Government Authorities in connection with site conditions, including future operation and maintenance obligations associated with any mitigation systems. As used herein, “Landlord’s Knowledge” (or words of similar import) shall mean the present actual knowledge of any of (i) Michael Hackman, (ii) Brent Iloulian, and (iii) Michael Racine, without any constructive knowledge and without any knowledge which is or could be imputed to any such person. In no event shall any of Michael Hackman, Brent Iloulian and/or Michael Racine have any personal liability in connection with Landlord’s representations in this Section 28.26.6.
28.26.7 Bridge Crane. An inoperable bridge crane (the “Crane”) is located within a portion of the Premises as an architectural design feature. The Crane has been determined through testing to have lead paint on it, and prior to the BSC Completion Date, Landlord shall, at no expense to Tenant, cause the lead paint to be removed in accordance with law and the bridge crane to be repainted a mutually-agreed-upon color.
28.26.8 Survival. The covenants and indemnity set forth in this Section 28.26 shall survive the expiration or earlier termination of the Lease Term.
28.27 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants or otherwise in compliance with any applicable legal disclosure requirements, including any required disclosures of the Lease under applicable securities laws. Landlord agrees that Tenant shall first make its press release and file its Form 8-K with the United States Securities Exchange Commission. Tenant shall provide Landlord with notice of Tenant’s filing of its Form 8-K (which notice may be made via e-mail). Landlord agrees not to make (and shall cause its Broker not to make) any press release or public announcement regarding the execution of this Lease until the first business day following the date that Tenant files such Form 8-K with the United States Securities Exchange Commission. Any press release or public announcement made by Landlord or Landlord’s Broker shall be subject to the review and approval of Tenant, such approval not to be unreasonably withheld, conditioned or delayed.
28.28 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth herein or in the Work Letter. However, Tenant acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Project, including without limitation the Building Parking Facility, Common Areas, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, but subject to the last sentence of Section 1.1(a) above, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Subject to the last sentence of Section 1.1(a) above, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations, by themselves, shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Except to the extent in violation of the terms of this Lease, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.
28.29 Security. Landlord shall provide Building and Project security 24 hours per day, every day, consisting variously of equipment, personnel, procedures and systems, each in quantities and during effective hours of operation determined by Landlord in its reasonable discretion, the cost of which will be an Operating Expense; provided, however, that Landlord shall have no obligation or responsibility to provide security equipment, personnel, procedures and systems to protect the Premises. Tenant shall have the right, subject to Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) and subject to applicable Law, to install and maintain at its own expense security systems, including, without limitation, key card security systems to control access to its Premises and security cameras located within the Premises. Any such security cameras and security systems installed by Tenant shall not interfere with any Building Systems (provided, however, that Tenant may, at its sole cost and expense, cause its security system to interface with the Landlord’s security panel for the Building). Tenant shall be solely responsible for monitoring and/or recording the information captured by such cameras installed by Tenant, and Landlord shall have no obligation or responsibility therefor. Tenant agrees at Landlord’s expense (subject to inclusion of such expenses in Operating Expenses to the extent permitted by the terms of this Lease) to cooperate in any reasonable safety or security program developed by Landlord or required by applicable law. Any Building safety or security program developed by Tenant that is in excess of the standards set forth in the immediately preceding sentence shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed), and any costs thereof, to the extent that the same are incurred by Landlord and cannot be passed through to other tenants in the Building, shall be paid by Tenant to Landlord as Additional Rent.
28.30 Competitors. Without Tenant’s prior written consent, which consent may be withheld in Tenant’s sole and absolute discretion, Landlord agrees that during the Lease Term (i.e., not during any holding over by Tenant) it shall not sell, lease or approve the sublease of any space in the Project (or in any property located contiguous to the Project that is owned by Landlord or an Affiliate of Landlord) to any Competitor. As used herein, the term “Competitor” shall mean any person or entity who engages in the research, development, manufacturing, sale and/or distribution of plant-derived and/or cell-based alternative food and beverage protein, including, without limitation, the entities set forth on Exhibit I attached hereto and incorporated herein by reference.
28.31 Tenant’s Antenna Installations. Subject to Landlord’s prior written approval of plans and specifications related thereto (which shall not be unreasonably withheld, conditioned or delayed) and Tenant’s compliance with applicable law during the Lease Term, Landlord shall permit Tenant to install and maintain, for the exclusive use of Tenant and its subtenants, at Tenant’s sole cost and expense, up to three (3) microwave dishes, satellite dishes or similar rooftop antennae or other communications equipment and devices, together with related cabling, wiring and equipment (collectively, the “Antenna(e)”) on the portion of the roof of the Building which is above the Premises, screened from view and otherwise in a location mutually acceptable to Landlord and Tenant at no additional charge to Tenant. Landlord shall, at no additional cost to or restrictions on Tenant and its telecommunications services providers (“Carriers”), but subject to the terms of an agreement substantially in the form of Exhibit K granting access to parties such as Carriers (an “Access Agreement”), allow Tenant and its Carriers to access the Building for purposes of installing, testing, monitoring and maintaining telephone and network connectivity to the Premises. Subject to the terms of the Access Agreement, such activities may include, but are not limited to (i) allowing each of Tenant’s Carriers to install a fiber distribution panel within the Building for purposes of providing connectivity within the Premises; (ii) granting Tenant’s Carriers access to and use of telecommunications ducts, risers, closets, and conduits serving the Premises; (iii) allowing Tenant and its Carriers to install, monitor, and maintain equipment within the Building for purposes of providing, receiving and monitoring telephone and network connectivity to the Premises; and (iv) allowing Tenant and its Carriers to bring additional fiber optic lines to the Premises (including, without limitation, establishing one or more additional pathways to the Building), and may include installing underground or overhead conduit, cabling, fiber, and other telecommunications lines in the Premises and the removal and replacement of curbing, pavement and sidewalks. Landlord shall cooperate (at Tenant’s expense) with Tenant’s permitting process for work performed in any right of way, including execution of any indemnity agreements reasonably required by any governmental authority that must be executed by the owner of the Project. Landlord shall negotiate in good faith the terms of any Access Agreement with any of Tenant’s Carriers in connection with the provision of telecommunications services to the Premises by such Carrier.
28.32 Landlord Rooftop Installations. Subject to Tenant’s superior rights set forth in Section 22.1 and Section 28.31, Landlord reserves the right to install, inspect, maintain, use, repair, alter and replace equipment on the rooftop of the Building (including without limitation solar panels or telecommunications equipment) (“Landlord’s Roof Equipment”). Landlord’s Roof Equipment shall include without limitation, inverters, controls, meters, switches, connections, conduits, risers, panels, Building systems, wires and other related equipment and Building systems. In connection with any such installation, Landlord reserves the right to use portions of the Building’s systems, exterior walls and the ground adjacent to the Building as necessary for the installation, maintenance, use, repair, and removal of other equipment related to such rooftop equipment. Tenant hereby acknowledges that (i) Tenant shall have no rights in connection with Landlord’s Roof Equipment, and (ii) Landlord shall have the exclusive right to lease, license, power purchase agreements to third parties or to otherwise use Landlord’s Roof Equipment in any manner determined by Landlord that does not interfere or adversely affect Tenant’s rights set forth in Section 22.1 and Section 28.31 above, and (iii) Landlord shall maintain and operate Landlord’s Roof Equipment in a manner determined by Landlord in Landlord’s sole discretion; provided however, that Landlord does not reduce the number of skylights or otherwise materially and adversely affect the quality of natural light entering the Building. Except to the extent of Tenant’s superior rights set forth in Section 22.1 and Section 28.31, Tenant shall not do or permit to be done any act at the Building which will obstruct or otherwise interfere with Landlord’s Roof Equipment. Landlord shall be entitled to retain anything and everything generated by Landlord’s Roof Equipment resulting from the installation or operation of Landlord’s Roof Equipment (including without limiting to any and all energy generated, aspect, claim characteristic, benefit, certificate, credit, allowance, other transferable indicia of any of the foregoing attributes, green tags, third-party subsidies, tax credits, accelerated depreciation schedules, subsidy payments, other governmental programs, grants and rebates (individually and collectively, “Income”). Any Income received by Landlord in connection with Landlord’s Roof Equipment shall be Landlord’s sole property and such Income shall not effect or reduce Tenant’s rent due to Landlord pursuant to the terms of this Lease. Subject to Article 26, Landlord reserves the right to enter the Building at any time to show, alter, improve, repair, maintain and/or replace Landlord’s Roof Equipment. Any such entries conforming to the terms of Article 26 shall be without the abatement of rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Notwithstanding the foregoing, Tenant shall have no liability to Landlord for any cost resulting from damage to the rooftop of the Building directly as a result of Landlord’s installation of, use of, or removal of Landlord’s Roof Equipment. In connection with entries described herein, Landlord will use its commercially reasonable efforts to minimize interference with the business of Tenant. Any entry into the Building in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Building, or an actual or constructive eviction of Tenant from any portion of the Building

28.33 Tenant’s Dogs.
28.33.1 In General. Subject to the provisions of this Section 28.33 and compliance with applicable laws, Tenant shall be permitted to bring non-aggressive, fully domesticated fully-vaccinated, dogs into the Premises (which dogs are owned by Tenant or an officer or employee of Tenant) (“Tenant’s Dogs”). Tenant’s Dogs shall not include service animals (as defined under applicable laws and accompanying guidelines) and this Section 28.33 shall not be applicable to such service animals. Tenant’s Dogs must be on a leash while in any portion of the Premises or Project outside of the Building. Within three (3) Business Days following Tenant’s receipt of Landlord’s request, Tenant shall provide Landlord with reasonable satisfactory evidence showing that all current vaccinations have been received by Tenant’s Dogs. No Tenant’s Dog shall be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Project (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). Tenant shall not permit any objectionable dog related odors to emanate from the Building or remainder of the Premises or within the Project, and in no event shall Tenant’s Dogs be at the Project overnight nor may Tenant operate any kennel, “dog run” or dog park in the Premises. All bodily waste generated by Tenant’s Dogs in or about the Premises or Project shall be promptly removed and disposed of by Tenant in trash receptacles designated by Landlord, and any areas of the Premises or Project affected by such waste shall be cleaned and otherwise sanitized at Tenant’s sole cost and expense. No Tenant’s Dog shall be permitted to enter the Project if such Tenant’s Dog previously exhibited dangerously aggressive behavior. Notwithstanding the foregoing, Landlord shall have the right, at any time, to prevent particular dogs from entering or accessing the Premises or Project if such dogs are in violation of the terms of this Section 28.33, have previously been in violation of one or more of the terms or conditions of this Section 28.33, or Landlord has received a complaint from any tenant regarding damage, disruption or nuisance caused by such dog in the Premises or the Project, which complaint is, in Landlord’s reasonable business judgment, legitimate and not intended solely to harass or frustrate Tenant’s use and occupancy of the Premises or Tenant’s right to bring Tenant’s Dogs into the Premises in accordance with this Section 28.33.
28.33.2 Costs and Expenses. Tenant shall pay to Landlord, within ten (10) Business Days after demand, all reasonable costs incurred by Landlord in connection with the presence of Tenant’s Dogs in the Premises or the Project, including, but not limited to, janitorial, waste disposal, landscaping, signage, repair, and legal costs and expenses. In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g., allergies) related to the presence of Tenant’s Dogs in the Premises or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Building’s HVAC system, or elsewhere in the Premises), and Tenant shall cause such measures to be taken promptly at its sole cost or expense.
28.33.3 Indemnity. The indemnification provisions of the second sentence of Section 10.1 of this Lease shall apply to any claims relating to any of Tenant’s Dogs.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

HC Hornet Way, LLC,
a Delaware limited liability company

By /s/ Brent Iloulian
Name: BRENT ILOULIAN_____________
Its: Authorized Representative

“Tenant”:

Beyond Meat, Inc.,
a Delaware corporation

By /s/ Ethan W. Brown
Name: ETHAN W. BROWN_______________
Its: President and Chief Executive Officer

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